UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No.    )

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CBIZ, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CBIZ, INC.

6050 Oak Tree Boulevard South, Suite 500

Cleveland, OH 44131

April 6, 2017

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of CBIZ, Inc., which will be held on Thursday, May 11, 2017, at 8:00 a.m. EDT, at Park Center Plaza III located at 6050 Oak Tree Boulevard South, Lower Level, Cleveland, Ohio 44131.

The matters to be considered at the meeting are described in the formal notice and proxy statement on the following pages.

We encourage your participation at this meeting. Whether or not you plan to attend in person, it is important that your shares be represented at the meeting. Please review the proxy statement and sign, date and return your proxy card in the enclosed envelope as soon as possible. Alternatively, you may vote via Internet or by telephone in accordance with the procedures set out on the proxy card.

If you attend the meeting and prefer to vote in person, your previous voting instructions can be revoked at your request.

We appreciate your confidence in CBIZ, Inc. and look forward to the opportunity to visit with you at the meeting.

Very truly yours,

CBIZ, INC.

Steven L. Gerard, Chairman of the Board

CBIZ, INC.

6050 Oak Tree Boulevard South, Suite 500

Cleveland, Ohio 44131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 11, 2017

TO THE STOCKHOLDERS OF CBIZ, INC.:

The Annual Meeting of Stockholders of CBIZ, Inc. will be held on Thursday, May 11, 2017, at 8:00 a.m. EDT, at Park Center Plaza III located at 6050 Oak Tree Boulevard South, Lower Level, Cleveland, Ohio 44131, for the following purposes:

1. To elect three of a class of three Directors, who are named in the Proxy Statement, to the Board of Directors of CBIZ, Inc. with terms expiring at the Annual Meeting in 2020;

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm;

3. To conduct an advisory vote to approve named executive officer compensation;

4. To conduct an advisory vote on the frequency of an advisory vote on compensation; and

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record on March 20, 2017 will be entitled to vote at the meeting. This notice and proxy statement, a proxy and voting instruction card, and the 2016 Annual Report are being distributed on or about April 6, 2017.

You are cordially invited to attend the Annual Meeting. Your vote is important. Whether or not you expect to attend in person, you are urged to sign, date and mail the enclosed proxy card as soon as possible so that your shares may be represented and voted. The envelope enclosed requires no postage if mailed within the United States. If you attend the meeting and prefer to vote in person, your previous voting instructions can be revoked at your request. Alternatively, you may vote via Internet or by telephone in accordance with the procedures set out on the proxy card.

By Order of the Board of Directors,

Michael W. Gleespen, Corporate Secretary

Cleveland, Ohio

April 6, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 11, 2017:

The proxy statement and annual report to security holders are available at www.envisionreports.com/cbiz.

PLEASE SIGN AND DATE THE ENCLOSED PROXY

AND RETURN IT IN THE ACCOMPANYING ENVELOPE,

OR VOTE BY INTERNET OR TELEPHONE AS SOON AS POSSIBLE

CBIZ, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation by the Board of Directors of CBIZ, Inc. (“CBIZ” or the “Company”) of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 11, 2017, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The mailing of this proxy statement and accompanying form of proxy to stockholders will commence on or about April 6, 2017.

VOTING RIGHTS AND SOLICITATION

Shares represented by properly executed proxies received on behalf of CBIZ will be voted at the Annual Meeting in the manner specified therein. If no instructions are specified in a proxy returned to CBIZ, the shares represented thereby will be voted in favor of the election of the directors listed on the enclosed proxy card, in favor of ratification of KPMG LLP as CBIZ’s independent registered public accounting firm, in favor of the Company’s named executive officer compensation, and in favor of holding an annual advisory vote on the compensation of the Company’s named executive officers. Any proxy may be revoked by the person giving it at any time prior to being voted at the meeting, by submitting a subsequently signed and dated proxy in person, by mail, or otherwise voting via the Internet or by telephone.

Directors Rick L. Burdick and Todd J. Slotkin are designated as proxy holders in the proxy card. If no instructions are specified in a proxy returned to CBIZ, they will vote for the election as directors of Joseph S. DiMartino, Sherrill W. Hudson, and Donald V. Weir, who have been nominated by the Board of Directors. They will vote for the ratification of KPMG LLP as CBIZ’s independent registered public accounting firm, in favor of the Company’s named executive officer compensation, and in favor of holding an annual advisory vote on the compensation of the Company’s named executive officers. If any other matters are properly presented at the Annual Meeting for consideration, the proxy holders will have discretion to vote on such matters in accordance with their best judgment. The Board of Directors knows of no other matters to be presented at the meeting.

The Board of Directors established March 20, 2017 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. On the record date, CBIZ had 54,316,529 shares of voting common stock issued and outstanding. The common stock is the only class of capital stock CBIZ has outstanding. Only stockholders of record at the close of business on the record date will be entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter presented.

The holders of a majority of the total shares of common stock issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business. Broker non-votes occur when a nominee holding shares of the Company’s common stock for a beneficial owner returns a properly executed proxy but has not received voting instructions from the beneficial owner and such nominee does not possess or chooses not to exercise discretionary authority with respect to such shares. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on Proposal No. 1, election of directors, or Proposal No. 3, to conduct an advisory vote to approve named executive officer compensation, or on Proposal No. 4, to conduct an advisory vote on the frequency of an advisory vote on named executive officer compensation, although they may vote their clients’ shares on Proposal No. 2, the ratification of KPMG LLP as the Company’s independent registered public accounting firm.

The proposals regarding ratification of the selection of the Company’s independent registered accounting firm, the advisory vote to approve named executive officer compensation, the advisory vote on the frequency of an advisory vote on named executive officer compensation, and the election of each of the director nominees require the affirmative vote of a majority of the votes present and entitled to vote on the matter. In determining whether each proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the vote for these matters.

ELECTION OF DIRECTORS

Proposal No. 1 (Item 1 on Proxy Card)

CBIZ’s Certificate of Incorporation divides the Board of Directors into three classes of directors, with one class to be elected for a three-year term at each annual meeting of stockholders. The Board of Directors currently consists of ten members, with three members’ terms expiring at this Annual Meeting. The three members with terms expiring at the 2017 Annual Meeting, Joseph S. DiMartino, Sherrill W. Hudson, and Donald V. Weir, have been nominated for reelection by the Nominating and Governance Committee.

If elected at the Annual Meeting, the nominees listed below will serve until the Annual Meeting of Stockholders in 2020, or until their successors are duly elected and qualified. All other directors will continue as such for the term to which they were elected. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of another person as may be nominated by the Board of Directors. The approval of this proposal requires the affirmative vote of a majority of the votes present and entitled to vote on the matter. Abstentions will be counted and will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the vote for this proposal.

The Board, upon nomination by the Nominating and Governance Committee, recommends a vote “FOR” approval of the Directors Standing for Election listed below.

Directors Standing for Election

Name	Age	Director Since	Expiration of Proposed Term
Joseph S. DiMartino	73	1997	2020
Sherrill W. Hudson	73	2015	2020
Donald V. Weir	75	2003	2020

Directors Whose Terms Continue
Name	Age	Director Since	Expiration of Current Term
Rick L. Burdick	65	1997	2019
Michael H. DeGroote	56	2006	2018
Gina D. France	58	2015	2018
Steven L. Gerard	71	2000	2019
Jerome P. Grisko, Jr.	55	2015	2019
Todd J. Slotkin	64	2003	2018
Benaree Pratt Wiley	70	2008	2019

Director Qualifications and Experience

The Nominating and Governance Committee’s process for identifying and evaluating candidates to be nominated as directors consists of reviewing with the Board the desired experience, mix of skills and other qualities to assure appropriate Board composition; conducting candidate searches and inquiries; recommending to the Board qualified candidates for the Board who bring the background, knowledge, experience, skill sets, diversity and expertise that would strengthen the Board; and selecting appropriate candidates for nomination. A full description of the standards and processes used by the Nominating and Governance Committee in evaluating nominees and directors is set out below in the section entitled “Committees of the Board of Directors”, p. 11, and in the Charter of the Nominating and Governance Committee.

Set forth below is biographical information for the individuals nominated to serve as directors and each person whose term of office as a director will continue after the Annual Meeting. In addition, the biographical information for each Director nominee includes a summary of the specific experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a Director of the Company. It would not be possible to detail all experience, qualifications, attributes or skills possessed by each Director. Rather, the Company has attempted to set out those unique and important professional characteristics that each particular person brings to the Board.

Nominees For Directors

Joseph S. DiMartino has served as a Director of CBIZ since November 1997, when he was elected as an independent director. Mr. DiMartino has been Chairman of the Boards of the funds in The Dreyfus Family of Funds since January 1995. Mr. DiMartino served as President, Chief Operating Officer and Director of The Dreyfus Corporation from October 1982 until December 1994 and also served as a director of Mellon Bank Corporation. Mr. DiMartino served on the Boards of SunAir Services Corp., LEVCOR International, Inc., The Newark Group and the Muscular Dystrophy Association.

Mr. DiMartino’s service as a chairman, director and president of several significant public and New York Stock Exchange (“NYSE”) listed companies provides CBIZ with a wealth of financial, strategic and operating experience. The Company regularly draws on his leadership skills and impressive experience in his role as the Chairman of the Compensation Committee. His knowledge of the capital markets is extremely valuable in the structuring of the Company’s sources of credit.

Sherrill W. Hudson was appointed to the CBIZ Board in February 2015. Until July 2016, upon the sale of the TECO Energy, Inc. (“TECO”), Mr. Hudson served as the Chairman of the Board of TECO and was a member of its board since January 2003. He was executive chairman from August 2010 to December 2012, after having served as Chairman and Chief Executive Officer since July 2004. Mr. Hudson also serves on the boards of Lennar Corporation and United Insurance Holdings Corporation. He served on the Publix Super Markets, Inc. board from January 2003 until April 2015. Mr. Hudson is also Chairman of the Florida Chapter of the National Association of Corporate Directors (“NACD”). Mr. Hudson retired from Deloitte & Touche, LLP in August 2002, after 37 years of service.

The experience gained by Mr. Hudson in his career at Deloitte & Touche, LLP gives him broad subject-matter expertise in one of the Company’s principal lines of business. This background is invaluable to the operational and strategic development of the Financial Services division. Mr. Hudson’s prior role in senior management of one public company, as well as his prior membership on the boards of several others, effectively applies his financial services experience to matters at the highest policy levels. His role as Chairman of the Florida Chapter of the NACD provides ample qualification for Mr. Hudson’s continued leadership of CBIZ’s Nominating and Governance Committee.

Donald V. Weir has served as a Director of CBIZ since September 2003, when he was elected as an independent director. Mr. Weir is Vice President of Private Equity for Sanders Morris Harris Group Inc. (“SMHG”) and has been with SMHG for the past fourteen years. Prior to joining SMHG, Mr. Weir was Chief Financial Officer and director of publicly-held Deeptech International Inc. and two of its subsidiaries, Tatham Offshore, Inc. and Leviathan Gas Pipeline Company, both of which were publicly-held companies. Prior to his employment with Deeptech, Mr. Weir worked for eight years with Sugar Bowl Gas Corporation, as Controller and Treasurer and later in a consulting capacity. Mr. Weir was associated with Price Waterhouse, an international accounting firm, from 1966 to 1979.

As a director, chief financial officer, treasurer and controller of various public and privately-held companies, Mr. Weir has the depth of knowledge and experience needed to serve as a director of a public company with such diverse holdings and operations as CBIZ. His financial and accounting expertise, as well as his strategic and operational experience, properly qualifies him to act as the Chairman of the Company’s Audit Committee.

Remaining Directors

Rick L. Burdick has served as a Director of CBIZ since October 1997, when he was elected as an independent director. On May 17, 2007, Mr. Burdick was elected by the Board to be its Lead Director, a non-officer position. Previously, in October 2002, he was elected by the Board as Vice Chairman, a non-officer position. Mr. Burdick has been a partner at the law firm of Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”) since April 1988. Mr. Burdick serves on the Board of Directors of AutoNation, Inc.

In his firm management role at Akin Gump, Mr. Burdick has gained extensive knowledge regarding the strategic operation of a national professional services organization. He has broad transactional experience as both a director and legal representative of large public and multinational companies, and maintains a complex practice involving regulatory and financial reporting issues.

Michael H. DeGroote, son of CBIZ founder Michael G. DeGroote, was appointed a Director of CBIZ in November 2006. Mr. DeGroote currently serves as President of Westbury International, a full-service real estate development company, specializing in commercial/industrial land, residential development and property management. Prior to joining Westbury, Mr. DeGroote was Vice President of MGD Holdings, previously held a management position with Cooper Corporation, and previously served on the Board of Directors of Progressive Waste Solutions Ltd. He served on the Board of Governors of McMaster University in Hamilton, Ontario.

As the President of a full-service real estate development company specializing in commercial/industrial land, residential development and property management, Mr. DeGroote reflects the entrepreneurial background of most of CBIZ’s acquisitions. His association with one of the founding stockholders of the Company fosters a consistent focus on attaining and improving stockholder value.

Gina D. France was appointed to the CBIZ Board in February, 2015. Ms. France founded France Strategic Partners, LLC, a strategy and transaction advisory firm, and has served as its President and Chief Executive Officer since 2003. Ms. France has over 30 years of experience in strategy, investment banking and corporate finance. Prior to founding France Strategic Partners, Ms. France was a Managing Director with Ernst & Young, LLP and directed the Firm’s Center for Strategic Transactions. Prior to her work with Ernst & Young, Ms. France was a Senior Vice President with Lehman Brothers, Inc. Ms. France serves on the boards of Huntington Bancshares, Inc. and Cedar Fair, L.P. and has previously served on the boards of FirstMerit Corporation, Dawn Food Products, Inc. and Mack Industries.

Ms. France is qualified to serve on the Board because of her leadership experience in the investment banking, accounting and financial services fields and her service as a board member of several nationally recognized companies. Her considerable top-level experience in IT security principles, governance standards, and strategic consulting and acquisition development provides CBIZ with valuable guidance in these key areas.

Steven L. Gerard was appointed Chief Executive Officer and Director of CBIZ in October 2000 and served as Chief Executive Officer until his retirement in March 2016. Mr. Gerard was elected by the Board to serve as its Chairman in October 2002, and he continues to serve as non-executive Chairman following his retirement as Chief Executive Officer. Mr. Gerard was Chairman and Chief Executive Officer of Great Point Capital, Inc., a provider of operational and advisory services from 1997 to October 2000. From 1991 to 1997, he was Chairman and Chief Executive Officer of Triangle Wire & Cable, Inc. and its successor Ocean View Capital, Inc. Mr. Gerard’s prior experience includes 16 years with Citibank, N.A. in various senior corporate finance and banking positions. Further, Mr. Gerard served seven years with the American Stock Exchange, where he last served as Vice President of the Securities Division. Mr. Gerard also serves on the Boards of Directors of Lennar Corporation, Joy Global, Inc. and Las Vegas Sands Corporation.

Mr. Gerard has significant board-level experience with five other public companies, including three NYSE listed entities, in addition to his current membership on the boards of Lennar Corporation, Joy Global, Inc., and Las Vegas Sands Corporation. He has served on the audit and compensation committees of several of these public companies, and is a recognized “financial expert”. Mr. Gerard has broad experience in operations, finance, banking, risk assessment and regulation, and has served as the chief executive officer of several companies.

Jerome P. Grisko, Jr. was appointed to the CBIZ Board in November 2015. Mr. Grisko was appointed Chief Executive Officer in March 2016, and has served as President since February 2000. He was Chief Operating Officer from February 2000 until his appointment as Chief Executive Officer. Mr. Grisko joined CBIZ as Vice President, Mergers & Acquisitions in September 1998 and was promoted to Senior Vice President, Mergers & Acquisitions and Legal Affairs in December of 1998. Prior to joining CBIZ, Mr. Grisko was associated with the law firm of Baker & Hostetler LLP, where he practiced from September 1987 until September 1998, serving as a partner from January 1995 to September 1998. While at Baker & Hostetler, Mr. Grisko concentrated his practice in the area of mergers, acquisitions and divestitures.

As SVP, COO, President, and now CEO of CBIZ over the course of the past nearly eighteen years, Mr. Grisko has been integrally involved in leading the management and operations of the Company. In addition, his expertise in mergers & acquisitions and his leadership in developing and implementing organic growth and strategic initiatives have been invaluable to the development of CBIZ.

Todd J. Slotkin has served as a Director of CBIZ since September 2003, when he was elected as an independent director. Mr. Slotkin has served as the Global Business Head of Alvarez & Marsal’s Asset Management Services. Mr. Slotkin is also an independent director of the Apollo Closed End Fund Complex (Apollo Floating Rate Fund, Apollo Tactical Income Fund). In 2011, Mr. Slotkin was appointed the Managing Partner of Newton Pointe LLC, an advisory firm, a position he also held from 2007-2008. Mr. Slotkin served on the Board of Martha Stewart Living Omnimedia from 2008 to 2012, and was head of its Audit Committee and Special Committee. Between 2008 and 2010, Mr. Slotkin was a Senior Managing Director of Irving Place Capital. From 2006 to 2007 Mr. Slotkin served as a Managing Director of Natixis Capital Markets. From 1992 to 2006, Mr. Slotkin served as a SVP (1992-1998) and EVP and Chief Financial Officer (1998-2006) of MacAndrews & Forbes Holdings Inc. Additionally, he was the Executive Vice President and Chief Financial Officer of publicly owned M&F Worldwide (1998-2006). Prior to 1992, Mr. Slotkin spent 17 years with Citigroup, ultimately serving as Senior Managing Director and Senior Credit Officer. He was the Global Head of Citigroup’s Leveraged Capital Group. Mr. Slotkin is a co-founder of the Food Allergy Research & Education, Inc., formerly known as the Food Allergy Initiative.

Mr. Slotkin’s considerable experience in both public and privately-held companies as a director, audit and compensation committee member, audit committee financial expert, and chief financial officer is an important asset that assists the Company in addressing a broad range of regulatory and operational issues. His history with public banks and public and private companies makes him uniquely qualified to render advice on the Company’s capital, strategic and transactional matters.

Benaree Pratt Wiley has served as a Director of CBIZ since May 2008, when she was elected as an independent director. Ms. Wiley is a Principal of The Wiley Group, a firm specializing in personnel strategy, talent management, and leadership development primarily for global insurance and consulting firms. Ms. Wiley served as the President and Chief Executive Officer of The Partnership, Inc., a talent management organization for multicultural professionals in the greater Boston region for fifteen years before retiring in 2005. Ms. Wiley is currently a director on the boards of The Dreyfus Family of Funds and Blue Cross and Blue Shield of Massachusetts. Her civic activities include serving on the boards of the Efficacy Institute, Howard University and Dress for Success Boston.

Ms. Wiley is a driving force in the advancement of leadership diversity. Under her leadership as president and chief executive officer, The Partnership, Inc. strengthened the capacity of greater Boston to attract, retain, and develop talented professionals of color and helped more than 1,300 African Americans integrate into the corporate community. This tenure is chronicled in a Harvard Business School case study on transformational non-profit leadership — Bennie Wiley and The Partnership, Inc. Ms. Wiley has served as both a member and chair of audit and nominating committees of the boards on which she has served.

RATIFICATION OF AUDIT COMMITTEE SELECTION OF AUDITOR

Proposal No. 2 (Item 2 on Proxy Card)

The Audit Committee of the Board has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, and the Board has directed that management submit the selection of KPMG LLP as the Company’s independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG LLP has been the Company’s independent registered public accounting firm since fiscal 1997. Information on fees paid to KPMG LLP during the Company’s 2015 and 2016 fiscal years can be found after the Audit Committee Report below.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor any other governing documents or law require stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of what it believes to be good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The approval of this proposal requires the affirmative vote of a majority of the votes present and entitled to vote on the matter. Abstentions will be counted and will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the vote for this proposal. If the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 is not ratified, the Audit Committee will reconsider the appointment, as discussed above.

The Board recommends a vote “FOR” the ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Proposal No. 3 (Item 3 on Proxy Card)

Pursuant to the Dodd-Frank Act and resulting Securities and Exchange Commission (“SEC”) rules, public companies are required to conduct a non-binding advisory vote on their executive compensation, as disclosed in applicable filings with the SEC. The Board of Directors has carefully considered the voting results at the 2011 Annual Meeting regarding timing of these advisory votes, which indicated that an annual vote should be taken in accordance with the recommendations of the Compensation Committee, the Nominating and Governance Committee and the full Board. Therefore, the Company has determined that the stockholders should consider this issue on an annual basis. Accordingly, the Company is again providing its stockholders with the opportunity to cast a non-binding advisory vote on the compensation of its Named Executive Officers, as disclosed in this proxy statement. Following the advisory vote to be held at the 2017 Annual Meeting, the next scheduled advisory vote on executive officer compensation is expected to be held at CBIZ’s 2018 Annual Meeting of Stockholders.

CBIZ believes its executive compensation and compensation policies and practices are focused on pay-for-performance principles, are strongly aligned with the interests of the Company’s long-term stockholders, help incentivize the Company’s Named Executive Officers, and are reasonable in comparison to the compensation practices of the Company’s competitors and other companies of similar size and complexity. The Company also believes that its executive compensation policies and practices help the Company maintain its ability to attract and retain superior employees in key positions and ensure that compensation provided to those employees remains fair relative to the compensation paid to similarly situated executives at peer companies. CBIZ’s executive compensation policies are designed to ensure that total compensation reflects an individual’s performance and potential. The performance of the Company’s Named Executive Officers is generally measured in accordance with an individual’s goals and objectives as well as their contribution to CBIZ’s corporate goals and initiatives. Such factors as teamwork, strategic vision, effective execution, initiative, mentoring and personal development strongly influence a non-quantitative component of compensation awards at CBIZ. The Company believes that its compensation policies and programs and fiscal 2016 compensation decisions, as each is described in this proxy statement, appropriately reward the Company’s Named Executive Officers for the Company’s performance and for their respective individual performances.

Accordingly, the Company recommends that its stockholders vote “For” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2017 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the other narrative executive compensation disclosure contained in this proxy statement.”

Because this vote is advisory, it will not be binding on the Board of Directors or the Compensation Committee, nor will it overrule any prior decision or require the Board or Compensation Committee to take any action. However, the Board and the Compensation Committee will review the voting results and will consider the outcome of the vote when making future decisions about executive compensation programs. The current recommendation of the Board of Directors and the Compensation Committee is based in part upon the vote of stockholders at the Company’s 2016 Annual Meeting, in which our stockholders approved our Named Executive Officer compensation, and upon discussions with representatives of individual stockholders that the Company conducts on an ongoing basis. The compensation policies and methodologies used to determine the compensation of our Named Executive Officers have not materially changed in the past year. You are strongly encouraged to read the full details of our compensation policies and programs under “Executive Compensation” below, including our discussion under “Comparison of Compensation to Targets”. The approval of this proposal requires the affirmative vote of a majority of the votes present and entitled to vote on the matter. Abstentions will be counted and will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the vote for this proposal.

The Board recommends a vote “FOR” approval of the compensation of the Company’s Named Executive Officers.

ADVISORY VOTE REGARDING FREQUENCY OF

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal No. 4 (Item 4 on Proxy Card)

Pursuant to the Dodd-Frank Act and the resulting SEC rules, public companies are required to conduct a non-binding advisory vote every six years regarding whether a company should conduct a non-binding advisory vote on executive compensation every year, every two years, or every three years. Alternatively, a stockholder may abstain from voting on the proposal. Accordingly, the Company provided its stockholders with the opportunity at the 2011 Annual Meeting to cast a non-binding advisory vote regarding the frequency of future non-binding advisory votes on the compensation of the Company’s named executive officers. At the 2011 Annual Meeting the stockholders agreed with the Board’s recommendation that the advisory vote be held on an annual basis. Under the terms of the Dodd-Frank Act, an advisory vote on the frequency of an advisory vote on executive compensation must again be held in 2017.

The Board of Directors, the Compensation Committee and the Nominating and Governance Committee believe that as a matter of good corporate governance it is appropriate to provide stockholders with an advisory vote on named executive officer compensation on an annual basis. The Board and Committee believe that an annual vote will maximize stockholders communication by providing stockholders with the opportunity to express their approval or disapproval of executive compensation in a timely manner.

Because this proposal is advisory, it will not be binding on the Company, and the Board of Directors and the Nominating and Governance Committee may decide to hold an advisory vote on executive compensation more or less frequently than the option selected by the Company’s stockholders. However, the Board of Directors values the Company’s stockholders’ opinions, and will consider the outcome of the vote when determining the frequency of future advisory votes on executive compensation. Please note that although the Board of Directors is making a recommendation with respect to this proposal, you are only being asked to vote on the choices specified above and not whether you agree or disagree with the Board’s recommendation.

The Board recommends a vote “FOR” an ANNUAL advisory vote on the compensation of the Company’s named executive officers.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of CBIZ common stock as of March 20, 2017, by (1) each person known by CBIZ to own beneficially 5% or more of CBIZ’s common stock, (2) each director, (3) each executive officer named in the Summary Compensation Table (see “Executive Compensation”) and (4) all directors and executive officers of CBIZ as a group. The Company does not require directors or executive officers to hold a minimum number of shares in order to qualify for service as a director or executive officer. However, CBIZ has a stock retention policy recommending directors maintain stock valued at a multiple of three times the amount of their annual retainer, and recommending that the CEO maintain stock valued at a multiple of five times his base salary. The policy recommends that remaining Named Executive Officers maintain between two and three multiples of base salary. All of the Directors and Named Executive Officers are in compliance with this policy.

Name and Address of Beneficial Owner[1]	Amount and Nature of Beneficial Ownership[2]		Percent of Class
FMR LLC.	6,517,879	[3]	12.0%
Burgundy Asset Management Ltd.	5,543,145	[4]	10.2%
Dimensional Fund Advisors LP	4,514,527	[5]	8.3%
Blackrock, Inc.	3,255,337	[6]	8.3%
Cardinal Capital Management LLC	2,835,780	[7]	6.0%
First Manhattan Co.	2,271,955	[8]	4.2%
Steven L. Gerard	908,483	[9]	1.2%
Rick L. Burdick	152,008	[10]	*
Michael H. DeGroote	215,183	[11]	*
Joseph S. DiMartino	48,587	[12]	*
Gina D. France	79,183	[13]	*
Jerome P. Grisko, Jr.	957,213	[14]	1.8%
Sherrill W. Hudson	81,183	[15]	*
Todd J. Slotkin	37,683	[16]	*
Donald V. Weir	35,763	[17]	*
Benaree Pratt Wiley	89,183	[18]	*
Ware Grove	455,278	[19]	*
Chris Spurio	239,255	[20]	*
Michael Kouzelos	429,022	[21]	*
Rick Mills	44,790	[22]	*
All directors and executive officers as a group (14 persons)	3,762,814		6.9%
Total Shares Outstanding on March 20, 2017: 54,316,529

*	Represents less than 1% of total number of outstanding shares.

(1)

Except as otherwise indicated in the notes below, the mailing address of each entity, individual or group named in the table is 6050 Oak Tree Boulevard, South, Suite 500, Cleveland, Ohio 44131 and each person named has sole voting and investment power with respect to the shares of common stock beneficially owned by such person. Additionally, none of the listed directors and executive officers named in this beneficial ownership table has pledged shares as security, in conformity with the Company’s anti-pledging and anti-hedging policy applicable to directors and officers.

(2)

Share amounts and percentages shown for each person in the table may include shares purchased in the marketplace, restricted shares, and shares of common stock that are not outstanding but may be acquired upon exercise of those options exercisable within 60 days of March 20, 2017, the Record Date for the 2017 Annual Meeting. All restricted shares may be voted by the recipient upon award, but restrictions do not immediately lapse; unrestricted ownership of restricted stock occurs only upon the lapse of restrictions.

(3)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on February 14, 2017, by FMR LLC and Abigail P. Johnson and Fidelity Series Intrinsic Opportunities. According to the report, FMR LLC, as a parent holding company, beneficially owns 6,517,879 shares. FMR LLC has sole voting power with respect to 2,527,079 shares and sole investment power with respect to 6,517,879 shares. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(4)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on February 01, 2017 by Burgundy Asset Management Ltd. According to the report, Burgundy Asset Management Ltd., acting as an investment advisor, beneficially owns 5,543,145 shares, has sole voting power with respect to 3,922,124 shares and sole investment power with respect to 5,543,145 shares. The address of Burgundy Asset Management Ltd. is 181 Bay Street, Suite 4510, Toronto, Ontario M5J 2T3.

(5)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on February 9, 2017 by Dimensional Fund Advisors LP. According to the report, Dimensional Fund Advisors LP, acting as an investment adviser, beneficially owns 4,514,527 shares, and has sole voting power with respect to 4,336,824 shares. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(6)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on January 23, 2017 by BlackRock, Inc. According to the report, BlackRock, Inc., acting as a parent holding company or control person, beneficially owns 3,255,337 shares, and has sole voting power with respect to 3,144,273 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(7)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on February 13, 2017, by Cardinal Capital Management LLC. According to the report, Cardinal Capital Management LLC, acting as an investment advisor, beneficially owns 2,835,780 shares, and has sole voting power with respect to 1,813,262 shares. The address of Cardinal Capital Management LLC is Four Greenwich Office Park, Greenwich, Connecticut 06831.

(8)

Holdings stated are based solely on information in the Schedule 13G filed with the SEC on February 10, 2017 by First Manhattan Co. According to the report, First Manhattan, acting as a parent holding company or control person, beneficially owns 2,271,955 shares, and has sole voting power with respect to 346,800 shares. The address of First Manhattan Co. is 399 Park Avenue, New York, NY 10022.

(9)

Consists of 323,483 shares of common stock, including restricted stock, owned of record by Mr. Gerard, plus options to purchase 585,000 shares of common stock granted to Mr. Gerard under the Amended and Restated CBIZ, Inc. 2002 Stock Incentive Plan (the “2002 SIP”) and the CBIZ, Inc. 2014 Stock Incentive Plan (the “2014 SIP” and, and together with the 2002 SIP, the “SIPs”).

(10)	Consists of 152,008 shares of common stock owned of record by Mr. Burdick, including restricted stock.

(11)	Consists of 112,000 shares of common stock held in a fixed irrevocable trust, and 103,183 shares of common stock, including restricted stock, owned of record by Mr. DeGroote.

(12)	Consists of 48,587 shares of common stock owned of record by Mr. DiMartino, including restricted stock.

(13)

Consists of 29,183 shares of common stock, including restricted stock, owned of record by Ms. France, plus options to purchase 50,000 shares of common stock granted to Ms. France as an initial non-employee director grant under the 2014 SIP.

(14)	Consists of 554,713 shares of common stock, including restricted stock, owned of record by Mr. Grisko, plus options to purchase 402,500 shares of common stock granted under the SIPs.

(15)

Consists of 31,183 shares of common stock, including restricted stock, owned of record by Mr. Hudson, plus options to purchase 50,000 shares of common stock granted to Mr. Hudson as an initial non-employee director grant under the 2014 SIP.

(16)	Consists of 37,683 shares of common stock owned of record by Mr. Slotkin, including restricted stock.

(17)	Consists of 35,763 shares of common stock owned of record by Mr. Weir, including restricted stock.

(18)	Consists of 89,183 shares of common stock owned of record by Ms. Wiley, including restricted stock.

(19)	Consists of 249,028 shares of common stock, including restricted stock, owned of record by Mr. Grove, plus options to purchase 206,250 shares of common stock granted under the SIPs.

(20)	Consists of 186,255 shares of common stock, including restricted stock, owned of record by Mr. Spurio, plus options to purchase 53,000 shares of common stock granted under the SIPs.

(21)	Consists of 236,022 shares of common stock, including restricted stock, owned of record by Mr. Kouzelos, plus options to purchase 193,000 shares of common stock granted under the SIPs.

(22)	Consists of 35,790 shares of common stock, including restricted stock, owned of record by Mr. Mills, plus options to purchase 9,000 shares of common stock granted under the SIPs.

Directors Meetings and Committees of the Board of Directors

The Board of Directors conducted four regular meetings and one special meeting during fiscal 2016. In addition, there were two Actions in Writing in Lieu of a Meeting of the Board of Directors. Each director attended in person at least 75% of the aggregate of all meetings of the Board and Committees of the Board on which he or she served in accordance with the Company’s expectations. The Company does not have a formal policy regarding directors’ attendance at annual stockholders meetings. Nevertheless, the Company strongly encourages and prefers that directors attend regular and special board meetings as well as the annual meeting of stockholders in person, although attendance by teleconference is considered adequate. The Company recognizes that attendance of the Board members at all meetings may not be possible, and excuses absences only for good cause. All directors attended the Company’s 2016 Annual Meeting.

Independent Directors Meetings

In addition to the meetings of the committees of the Board of Directors summarized below, our Independent Directors met four times in executive session during fiscal 2016. The Company’s Lead Director and Vice Chairman, Mr. Burdick, chaired these executive sessions, with the exception of the executive session held during the regular February 2016 meeting, which was led by Mr. Hudson.

Communication with the Board of Directors

Security holders may communicate with the members of the Board by forwarding written communications to the CBIZ Corporate Secretary at the Company’s headquarters in Cleveland. The Corporate Secretary will present all communications, as received and without screening, to the Board at its next regularly scheduled meeting. This same method may be used by interested parties to contact Mr. Burdick, the Company’s Lead Director and Vice Chairman, in his capacity as presiding director over the meetings of the independent directors, as well as to contact the Non-Employee Directors.

Standing Committees of the Board of Directors

The Board of Directors has appointed an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and an Executive Management Committee as standing committees of the board, all of which were active during 2016. The Board of Directors has determined that all members of the Audit Committee, Compensation Committee and Nominating and Governance Committee are independent as set forth in the NYSE Listed Company Manual and under applicable SEC rules. The following is a description of the committees of the Board of Directors:

The members of the Audit Committee are Directors DiMartino, Hudson, Slotkin and Weir (Chairman). CBIZ’s Board of Directors has determined that the Audit Committee members meet the independence standards set forth in Rule 10A-3(b)(1) of the Exchange Act, as amended. In addition, the Board has determined that all members of the Audit Committee are “audit committee financial experts,” as that term is defined by the rules and regulations of the SEC, and meet the financial sophistication requirements of the NYSE. The Audit Committee conducted four regular meetings and four special meetings during 2016. In addition, the Committee acted through two Actions in Writing in Lieu of a Meeting of the Audit Committee. The Audit Committee appoints the Company’s independent registered public accounting firm (“independent accountant” or “independent auditor”) and reviews issues raised by the independent accountants as to the scope of their audit and their audit reports, including questions and recommendations that arise relating to CBIZ’s internal accounting and auditing control procedures. As part of the selection process, the Committee assesses the qualifications and work quality of the public accounting firm and its engagement team. The experience, background and expertise of the engagement team, the public accounting firm’s system of quality control, the PCAOB report on the firm, the impact of changing auditors, and the existence of any significant involvement of the firm in known litigation matters are among the factors considered by the Audit Committee in selecting the Company’s independent auditor. The Audit Committee is actively engaged in the selection of the public accounting firm’s engagement team lead audit partner, who was appointed to lead the firm’s engagement team in 2016. The Committee is free to hire any advisors or consultants as it may deem necessary or advisable at any time. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.

The members of the Compensation Committee are Directors DiMartino (Chairman), Slotkin, and Wiley. The Compensation Committee conducted three regular meetings and no special meetings during 2016. In addition, the Committee acted through two Actions in Writing in Lieu of a Meeting of the Compensation Committee. The Compensation Committee reviews and makes recommendations to the Board of Directors with respect to compensation of CBIZ’s non-employee Board members and executive officers, including salary, bonus and benefits. The Compensation Committee also administers CBIZ’s executive incentive-compensation plans and all equity-based plans. The Charter of the Compensation Committee is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.

The Compensation Committee was established to: (a) review and approve the Company’s stated compensation philosophy, strategy and structure and assist the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and properly reflect the objectives and performance of management and the Company without creating undue compensation risk to CBIZ; (b) discharge the Board’s responsibilities relating to compensation of the executive officers of the Company and its subsidiaries; (c) evaluate the Company’s Chief Executive Officer and set his or her remuneration package; (d) evaluate the other executive officers of the Company and its senior management and set their remuneration packages; (e) prepare an annual report on executive compensation for inclusion in the Company’s annual proxy statement; (f) make recommendations to the Board with respect to incentive compensation plans and equity-based plans; (g) oversee the risk assessment of the Company’s compensation arrangements; (h) advise the Board regarding stockholder advisory votes on executive compensation arrangements; (i) review and approve certain services to be performed by compensation consultants to the Company; (j) to monitor compliance with stock ownership guidelines for the Company’s executive officers and directors; and (k) perform such other functions as the Board may from time to time assign to the Committee. The Committee may delegate to its Chairman, any member of the Committee, any member of senior management or any external consultant of the Committee any task or duty the Committee deems necessary to assist it in accomplishing its obligations under law and its Charter. Any final action taken to fulfill these obligations, however, is only permitted upon majority vote of the Committee members themselves. The Compensation Committee requests that the Chief Executive Officer make recommendations regarding the amount or form of executive and director compensation annually, other than his own, or more often as the CEO or the Committee deems necessary throughout each year.

Compensation Committee Consultants. The Committee is free to hire any advisors or consultants, including compensation consultants in its sole discretion, as it may deem necessary or advisable at any time. The

Committee and Management jointly consulted with Aon Hewitt to perform various director and executive compensation studies in prior years, including 2014, 2015 and 2016 as set out on pp. 18-22, 25, and 29-31. The Committee determined that its and the Company’s use of Aon Hewitt as a compensation consultant in determining or recommending the amount or form of executive and director compensation during the Company’s last completed fiscal year did not involve any conflict of interest. In making this determination, the Committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) under the Exchange Act, and confirmation of relevant facts received by the Committee from Aon Hewitt.

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee during 2016 and continuing through 2017 is or has been an officer or employee of CBIZ. There are no compensation committee interlocking relationships with respect to CBIZ.

The members of the Nominating and Governance Committee are Directors Burdick, DeGroote, DiMartino, France, Hudson (Chairman), Slotkin, Weir and Wiley. No candidates were recommended by beneficial owners of more than 5% of the Company’s voting common stock within the last year. The Committee conducted two regular meetings and no special meetings in 2016. In addition, the Committee acted through one Action in Writing in Lieu of a Meeting of the Nominating and Governance Committee. The Committee was formed to propose and recommend candidates for the Board, review the continued suitability of directors following changes in their employment situations, review Board committee responsibilities and composition, review the effectiveness of the Board and of Company management, and monitor the Company’s corporate governance policies and practices. The Committee is free to hire any advisors or consultants as it may deem necessary or advisable at any time. The Committee’s Charter and its corporate governance guidelines are available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.

The Nominating and Governance Committee’s process for identifying and evaluating candidates to be nominated as directors consists of reviewing with the Board the desired experience, mix of skills and other qualities to assure appropriate Board composition; conducting candidate searches and inquiries; recommending to the Board qualified candidates for the Board who bring the background, knowledge, experience, skill sets, and expertise that would strengthen the Board; and selecting appropriate candidates for nomination. The Nominating and Governance Committee and the Board have determined that a director should have the following characteristics: (1) the ability to comprehend the strategic goals of the Company and to help guide the Company towards the accomplishment of those goals; (2) a history of conducting his/her personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics; (3) the availability for in-person or telephonic participation in Board or Committee meetings, as well as the Annual Meeting of Stockholders; (4) the willingness to demand that the Company’s officers and employees insist upon honest and ethical conduct throughout the Company; (5) knowledge of, and experience with regard to at least some of: loans and securities, including any lending and financing activities related thereto, public company regulations imposed by the SEC and the NYSE, amongst others, portfolio and risk management, the major geographic locations within which the Company operates, sound business practices, accounting and financial reporting, and one or more of the principal lines of business in which the Company is engaged; and, (6) the ability to satisfy criteria for independence established by the SEC and the NYSE, as they may be amended or otherwise modified from time to time.

In its recommendations of candidates for appointment, election and reelection to the Board, the Committee specifically follows the requirements of its Charter to “recommend to the Board, with the input of the Chief Executive Officer, qualified candidates for the Board who bring the background, knowledge, experience, skill sets and expertise that would strengthen and increase the diversity of the Board.” The Committee believes that the current Board members, as well as the candidates considered and nominated for election at the 2017 Annual Meeting, represent a group that includes differences of background, viewpoint, professional experience and expertise, education, skills and other qualities and attributes that contribute to heterogeneity. The Committee and the Board have committed to broaden Board diversity as current members retire or as the Board is expanded beyond its current ten members. The appointment of Ms. France to the Board in 2015 was part of this effort.

The Nominating and Governance Committee will consider any candidate recommended by a stockholder, provided that the stockholder mails a recommendation to the Corporate Secretary at the Company’s headquarters, prior to the deadline for stockholder proposals, that contains the following: (1) the recommending stockholder’s name and contact information; (2) the candidate’s name and contact information; (3) a brief description of the candidate’s background and qualifications; (4) the reasons why the recommending stockholder believes the candidate would be well suited for the Board; (5) a statement by the candidate that the candidate is willing and able to serve on the Board; (6) a statement by the recommending stockholder that the candidate meets the criteria established by the Board; and (7) a brief description of the recommending stockholder’s ownership of common stock of the Company and the term during which such shares have been held. In making its discretionary determination whether to nominate a candidate who has been recommended by a stockholder, the Nominating and Governance Committee will consider, among other things, (a) the appropriateness of adding another director to the Board, or of replacing a currently sitting director, (b) the candidate’s background and qualifications, and (c) other facts and circumstances identified in the Committee’s Charter. No candidate recommendations were received from stockholders for consideration in 2016 or to date in 2017.

The members of the Executive Management Committee are Directors Burdick, Gerard, and Grisko. The Executive Management Committee approved seven Unanimous Written Consents in Lieu of Meeting of the Executive Management Committee of CBIZ, Inc. during 2016. Subject to applicable law, the Executive Management Committee is empowered with the same authority as the full Board of Directors to take any action including the authorization of any transaction in the amount of $10 million or less. With respect to acquisitions or divestitures, the Board of Directors has delegated to the Committee the power to cause the execution and delivery of documents in the name and on behalf of the Company, to cause the issuance of shares of Common Stock of the Company, and to take all actions necessary for the purpose of effecting acquisitions or divestments, so long as all members of the Committee approve the transaction and the total consideration to be paid to or by the Company in connection with the acquisition or divestiture does not exceed $10 million. The Committee does not have the power or authority of the Board of Directors to approve or adopt or recommend to the stockholders any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval; adopt, amend or repeal any Bylaw of the Company; fill or approve Board or Board committee vacancies; declare or authorize the payment of dividends; fix compensation for service on the Board or any committee thereof; or elect Company executive officers.

CBIZ has a Code of Professional Conduct and Ethics Guide (the “Code”) that applies to every director, officer, and employee of the Company. The Code is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131. Any amendments to or waivers from the Code that apply to our principal executive officer, principal financial officer, principal accounting officer or controller or any other person performing similar functions are approved by our Audit Committee and posted to the Company’s website, www.cbiz.com.

Directors’ Role in Risk Oversight

Risk is an integral part of Board and Committee deliberations throughout the year. Management, the full Board, and each Board Committee all review risk oversight and management issues pertaining to their respective areas of responsibility as established by the Company’s organizational documents and the charters of its committees. The Company has historically reviewed key risks with the Board of Directors and implemented a more formal enterprise risk management review program in 2010 as a Company-wide initiative to enhance our existing processes involving an integrated effort to identify, evaluate and manage risks that may affect our ability to execute our corporate strategy and fulfill our business objectives. This risk oversight program continued throughout 2016. The activities of the enterprise risk management program entail the identification, assessment, and prioritization of a broad range of risks — including, for example, strategic, operational, financial, legal, regulatory and reputational risks — and the review of plans to mitigate their possible effects. The Board and each of its committees were actively engaged in this program throughout 2016 and continuing in 2017.

Director Independence

The NYSE Listed Company Manual provides that companies listed on the NYSE must have a majority of independent directors. A director is considered independent under NYSE rules if the board of directors affirmatively determines that the director does not have any direct or indirect material relationship with CBIZ and if such director satisfies such other criteria as specified by provisions of the NYSE Listed Company Manual.

The Nominating and Governance Committee and the Board of Directors have affirmatively determined that each of Rick L. Burdick, Michael H. DeGroote, Joseph S. DiMartino, Gina D. France, Sherrill W. Hudson, Todd J. Slotkin, Donald V. Weir and Benaree Pratt Wiley have no prohibited material relationships with CBIZ and are independent directors. The Nominating and Governance Committee and the Board of Directors affirmatively determined that each of the Audit, Compensation, and Nominating and Governance Committee’s members meet the independence requirements set out in the NYSE Listed Company Manual and under applicable SEC rules. Mr. Gerard is not considered an independent director because of his employment as our Chief Executive Officer through March 9, 2016. Mr. Grisko is not considered an independent director because of his employment as our Chief Executive Officer and President.

In connection with these independence determinations, the Nominating and Governance Committee and the Board of Directors considered all of the relationships between each director and CBIZ, and in particular the following relationships:

•

The Committee and the Board determined that Mr. Burdick should be considered an independent director since the amounts paid to the law firm of Akin Gump for legal representation of CBIZ throughout 2016 were not, in the aggregate, significant under the NYSE rules governing director independence. Akin Gump performed legal work for CBIZ for which the firm received approximately $0.1 million, $0.2 million and $0.6 million from CBIZ during 2016, 2015 and 2014, respectively.

•

The Committee and the Board determined that Mr. DeGroote was an independent director as of October 1, 2016 pursuant to Section 303A.02(b)(v) of the NYSE Listed Company Manual. Michael H. DeGroote is also an officer or director of various privately held companies that obtain several types of insurance coverage through a CBIZ subsidiary. The commissions paid to CBIZ were approximately $0.1 million, $0.1 million, and $0.1 million for the years ended December 31, 2016, 2015, and 2014, respectively. These commissions were not collectively significant under the NYSE rules governing director independence.

Company Leadership Structure

The position of Chairman of the Board of Directors is held by Mr. Gerard in a non-executive capacity. The position of Chief Executive Officer is held by Jerome P. Grisko, Jr. In addition, the Board believes it is appropriate to have an independent Lead Director who, among other things, chairs all executive sessions of our independent directors and facilitates communication between the Board of Directors and the Company’s executive officers. Mr. Burdick currently acts as the Company’s Lead Director. It is the Board’s belief that the current composition of its leadership positions, the committee system and the position of an independent Lead Director effectively maintain Board independence and independent oversight of management and Company performance. As in past years, each member of the Board and each Committee member participated in performance self-assessments regarding their respective roles, their performance in each role, the activities of each body, and the performance and structure of leadership at the Board and management levels. The results of these assessments were reviewed by the full Board, each Committee, and by the independent directors as a group. The Board believes the current structure provides the Board with a comprehensive understanding of ongoing operations and current issues, as well as facilitates the identification of emerging issues, communication of essential information to the Board and preparation of matters for Board consideration.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors maintains an Audit Committee comprised of four of the Company’s independent directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the current rules of the NYSE and the SEC that govern audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by Rule 303A of the NYSE Listed Company Manual and by all other applicable laws or rules. Each of the Audit Committee members has been identified as “audit committee financial experts”, as that term is defined by the rules and regulations of the SEC, in light of their training, experience, and expertise.

The Audit Committee closely monitors developments in corporate governance, including those arising from the adoption of the Sarbanes-Oxley Act of 2002 (the “Act”) and rules related to the Act. The Audit Committee’s Charter and the Company’s Code of Professional Conduct and Ethics Guide reflect those portions of the Act and attendant rules promulgated by the SEC and the NYSE. The Audit Committee anticipates that changes to its Charter may be necessary from time to time if the SEC and the NYSE adopt additional rules bearing on the duties and activities of the Committee. The Audit Committee Charter and Code of Professional Conduct and Ethics Guide have been posted on the Investor Relations portion of the Company’s website, at www.cbiz.com.

The Audit Committee oversees the Company’s financial process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. Quarterly results similarly were reviewed and discussed.

The Audit Committee has relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with generally accepted U.S. accounting principles (“GAAP”). The Audit Committee’s oversight does not provide it with an independent basis to determine that management has in fact maintained appropriate accounting and financial reporting principles or policies. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not ensure that the Company’s consolidated financial statements are presented in accordance with GAAP, that the audit of the Company’s consolidated financial statements has been carried out in accordance with generally accepted auditing standards or the standards of the Public Company Accounting Oversight Board (the “PCAOB”) or that the Company’s independent accountants are in fact independent.

The Audit Committee received, reviewed, and adopted management’s report assessing the Company’s internal control over financial reporting. The Committee continued to be very active in monitoring management’s efforts to document and assess the Company’s internal controls.

The Audit Committee discussed with the representatives of KPMG LLP, the independent auditors who are responsible for expressing opinions on the conformity of those audited consolidated financial statements with GAAP and the effectiveness of internal control over financial reporting in accordance with the standards of the PCAOB, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the PCAOB Auditing Standard No. 16, Communications with Audit Committees. In addition, the Audit Committee has discussed with the independent accountants the auditors’ independence from management and the Company including the matters in the written disclosures and the letter required by applicable requirements of PCAOB Rule 3526 regarding the independent accountants’ communications with the Audit Committee concerning independence.

The Audit Committee discussed with both the Company’s internal auditor and independent auditors the overall scope, plans and results of their audit activities. The Audit Committee met regularly throughout 2016 with the independent auditors, and the leaders of the Company’s Internal Audit staff, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee once again reviewed the experience, background and expertise of the KPMG LLP engagement team, the public accounting firm’s system of quality control, the PCAOB report on the firm, the impact of changing auditors, the absence of any significant involvement of the firm in known litigation matters, along with other factors and considerations, and determined that the selection of KPMG LLP as the Company’s independent auditor was in the best interests of the Company and the stockholders.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Audit Committee of the Board of Directors

Donald V. Weir, Chairman Joseph S. DiMartino Sherrill W. Hudson Todd J. Slotkin

Auditor Fees

The Company incurred the following fees for services performed by KPMG LLP in fiscal 2016 and 2015:

Audit Fees:    Fees for the fiscal year 2016 audit and the review of Forms 10-Q were $870,000. Audit fees include fees related to the integrated audit of consolidated financial statements and SAS 100 quarterly review fees. Fees for the fiscal year 2015 audit and the review of Forms 10-Q were $865,000. Audit fees in 2014 included fees related to the integrated audit of consolidated financial statements, and SAS 100 quarterly review fees.

Audit-Related Fees:    Audit-related fees of $110,000 were billed in the year ended December 31, 2016 in connection with the audit of the financial statements of the CBIZ Employee Retirement Savings Plan and Service Organization Control (SOC) 1 services to the Company’s CBIZ Savitz Retirement Plan Services operation. Audit-related fees of $25,000 were billed through December 31, 2015 for services rendered in connection with the audit of the financial statements of the CBIZ Employee Retirement Savings Plan.

Tax Fees:    There were no tax fees billed by KPMG LLP for the years ended December 31, 2016 and December 31, 2015.

All Other Fees:    There were no other fees billed for professional services by our independent auditors during fiscal years 2016 and 2015.

Pursuant to its Charter and the Act, the Audit Committee is responsible for pre-approving all services performed by the Company’s independent auditors, and certain services may not, under any circumstances, be performed for the Company by its independent auditors. KPMG LLP, the Company’s independent auditor, may not be engaged to perform for the Company, and is prohibited from performing for the Company, any prohibited service enumerated in the Act, or in any other applicable law or regulation. In addition, the independent auditor is not permitted to perform services for the Company, whether associated with audit or non-audit functions, unless the services to be provided have been approved prior to their performance by this Committee, except as may otherwise be provided by applicable law or regulation.

However, certain non-prohibited services may be pre-approved by the Audit Committee Chairman personally in advance of full Audit Committee consideration and approval, provided, that each engagement total no more than $20,000 in fees prior to the next regularly scheduled meeting of the Audit Committee, at which time the entire Audit Committee is required to consider and either approve or reject the engagement, provided the engagement otherwise does not appear reasonably likely to compromise KPMG LLP’s independence. The Audit Committee pre-approved all of the services described above. The Audit Committee is responsible for fee negotiations with KPMG LLP, and is assisted by the active involvement of the Company’s CFO.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board (the “Compensation Committee” or the “Committee”) is responsible for establishing, implementing and monitoring the application of its compensation philosophy to the senior management and directors of the Company. At CBIZ, the Senior Management Group (“SMG”) consists of the Company’s executive officers, certain Senior Vice Presidents, and certain other corporate officers. The Committee’s goal is to ensure that the total compensation paid to the SMG is fair and reasonable. Generally, the types of compensation and benefits provided to members of this group are similar to those provided to executive officers at other comparable companies. As previously noted, the CEO position transitioned on March 9, 2016 from Chairman Steven L. Gerard to President Jerome P. Grisko, Jr. Because Mr. Grisko filled the role of CEO for the majority of 2016, references to “CEO” compensation throughout relate to payments to Mr. Grisko for 2016. Mr. Gerard will be referred to as “Chairman” for purposes of this compensation discussion. Changes in Mr. Grisko’s compensation and payments to Mr. Gerard have previously been outlined in the Current Report on Form 8-K filed by CBIZ on March 9, 2016 and the Company’s 2016 Proxy Statement. Mr. Gerard’s information is provided as required by applicable federal securities laws since he served as principal executive officer during the year. Mr. Grisko, Ware Grove (“CFO”), Michael Kouzelos (“President, Benefits & Insurance Services”), Chris Spurio (“President, Financial Services”), and Richard Mills (“COO, Financial Services”) are referred to as the “Named Executive Officers”, all of who are members of the SMG.

Compensation Philosophy and Objectives

The Company believes the most effective executive compensation program rewards executives’ contribution in achieving and exceeding specific annual, long-term and strategic goals of the Company, and aligns executives’ interests with those of the stockholders. Moreover, the Company believes a successful compensation structure will help the Company maintain its ability to attract and retain superior employees in key positions and ensure that compensation provided to those employees remains fair relative to the compensation paid to similarly situated executives at comparable companies. To that end, the Committee believes executive compensation packages provided by the Company to its executives, including the Named Executive Officers should include both cash and equity compensation that reward performance that meets or exceeds established goals.

CBIZ also believes that total compensation should also reflect an individual’s performance and potential. Performance will generally be measured in accordance with an individual’s goals and objectives as well as their contribution to the Company’s corporate goals and initiatives. Such factors as teamwork, strategic vision, effective execution, initiative, mentoring and personal development will strongly influence a non-quantitative component of compensation awards at the Company.

Ultimately, compensation paid to members of the SMG, including amounts paid to the Named Executive Officers, is determined based on the discretionary judgment of the Compensation Committee with input from the Chairman, the CEO and compensation consultants.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions for the SMG, including the Named Executive Officers, and reviews recommendations and makes determinations regarding equity awards to any CBIZ employees. Decisions regarding the non-equity compensation of employees other than the SMG are made by management within the Financial Services and Benefits & Insurance Services divisions. The Chairman and the CEO reviewed the performance of each member of the SMG other than the CEO. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise its discretion to modify any recommended adjustments or awards to executives.

Setting Executive Compensation

In order to assist the Compensation Committee in applying its compensation philosophy and objectives, the Company, at the request of the Compensation Committee, engaged Aon Hewitt, an outside human resources consulting firm, to periodically conduct reviews of its compensation program for the SMG. Aon Hewitt was engaged to prepare comprehensive reports regarding these matters in prior years, including 2014, 2015, and 2016 and consults with the firm on an as-needed basis each year, including during 2016. The Compensation Committee received research from Aon Hewitt that indicated that the prevalent performance measures used as targets in the compensation incentive plans of peer group companies included profit measures, revenue targets, TSR measurements, and other return metrics. The Committee also monitored developments in compensation philosophy and statements of principles issued by investment consultants such as Glass Lewis and Institutional Shareholder Services (“ISS”). At the request of the Committee, CBIZ subscribes to the executive compensation analysis services of a leading compensation and governance consulting firm (the “Governance Firm”). The Committee regularly reviewed and used compensation analysis reports of this consulting firm as benchmarks to evaluate the compensation packages of members of the SMG.

Aon Hewitt was asked to analyze target compensation components and levels for the SMG, including the Named Executive Officers. This most recent Aon Hewitt analysis, delivered to the Compensation Committee in July of 2016, compares each element of total compensation for the SMG primarily against two groups, with relevant compensation data common to the groups. The first group is a custom peer group of 78 publicly traded, privately-held, and non-profit professional services, insurance, information technology, and other companies reflecting some aspect of CBIZ’s product and service offerings (collectively, the “Survey Peer Group”). The constituent companies contained in the Survey Peer Group is periodically reviewed and updated by Aon Hewitt as part of its studies. Because of differences in the size and business focus among the companies comprising the Survey Peer Group, regression analysis is used to adjust the compensation data for differences in revenues. This adjusted value estimates the market value of compensation and is used as the basis of comparison of compensation between CBIZ and the companies in the Survey Peer Group.

The second group is a set of 13 select peer companies that Aon Hewitt selected for the purpose of comparing compensation of the Named Executive Officers to positions of companies in businesses comparable to those of our two principal divisions (collectively, the “Proxy Peer Group”). The Proxy Peer Group has many of the same companies as those noted in ISS’s assessment of our pay practices.

The Survey Peer Group consists of the following companies:

Accenture Plc	Gartner, Inc.	Randstad North America L.P.

Alliance Data Systems Corporation	Global Payments Inc.	Republic Services, Inc.

Ally Financial Inc.	Harland Clarke	Robert Half International Inc.

American Express Company	ICF International, Inc.	Ronin Capital, LLC

American Family Insurance Group	IHS Inc.	Sallie Mae

American International Group, Inc.	Insperity, Inc.	Science Applications International Corporation

Ameriprise Financial, Inc.	Iron Mountain Incorporated	Sentry Insurance

Automatic Data Processing, Inc.	Kelly Services, Inc.	Sodexo, Inc.

Bain & Company, Inc.	Leidos Holdings, Inc.	State Street Corporation

Capital One Financial Corporation	Lincoln National Corporation	Teradata Corporation

Cardtronics, Inc.	LPL Financial Services	The Advisory Board Company

CME Group Inc.	ManpowerGroup	The Allstate Corporation

CNO Financial Group Inc.	Maritz Holdings Inc.	The Bank of New York Mellon

Convergys Corporation	MasterCard Incorporated	The Dun & Bradstreet Corporation

Country Insurance & Financial Services	Merrill Corporation	The Hartford Financial Services Group, Inc.

Deloitte & Touche L.L.P.	MetLife, Inc.	The Nielsen Company

Deluxe Corporation	Mutual of Omaha Insurance Company	Total System Services, Inc.

Dst Systems, Inc.	National Rural Utilities Cooperative Finance Corp.	TransUnion LLC

E Trade Group, Incorporated	Nationwide Mutual Insurance Company	Trugreen, Inc.

Equifax Inc.	Navigant Consulting, Inc.	Tyco International, Ltd.

Expedia, Inc.	NeuStar, Inc.	Underwriters Laboratories Inc.

Fair Isaac Corporation	Northern Trust Corporation	Viad Corp

Fannie Mae	Paychex, Inc.	Visa International

Freddie Mac	Pitney Bowes Inc.	Voya Financial, Inc.

Federal Reserve Information Technology	Power Plant Management Services LLC	Wolters Kluwer U.S.

Fiserv, Inc.	PricewaterhouseCoopers International Limited	Xerox Corporation

The Proxy Peer Group included in the Aon Hewitt 2016 study includes:

Arthur J. Gallagher & Co.	Brown & Brown Inc.	Crawford & Company

FTI Consulting, Inc.	Hackett Group, Inc.	HMS Holdings Corp.

Huron Consulting Group Inc.	Insperity, Inc.	Korn/Ferry International

Liberty Tax, Inc.	Navigant Consulting Inc.	Paychex, Inc.

Resources Connection Inc.

Aon Hewitt’s database and statistical methods are helpful to the Compensation Committee because they create a broad basis on which to establish the market value compensation targets for the various members of the SMG, including the Named Executive Officers. Because CBIZ is composed of units in widely different business lines, which are not mirrored in the aggregate by any other precisely comparable individual companies, the regression analysis offered by Aon Hewitt is particularly useful because it creates a possible basis for compensation comparison for our Named Executive Officers, as well as our SMG from a statistical amalgamation of many companies that otherwise would individually reflect only one facet of our business or which are either too small or too large to serve as fair one-to-one comparators. Taken together, their data provides CBIZ with a benchmark not available from each Survey Peer Group member company individually.

The Committee targets aggregate compensation for the collective SMG, including Named Executive Officers, at approximately the 50th percentile of total compensation paid to similarly situated executives of the companies comprising the comparison groups. Variations to this objective in general, and in evaluating compensation targets for individual Named Executive Officers, as well as other members of the SMG, may occur as dictated by the experience level of the individual, the need to retain the individual, his or her relative importance or unique function within the organization, special meritorious conduct during the year or over a longer period, and market factors. Adjustments may also be made on the basis of ancillary compensation data that the Company has obtained from publicly available competitive intelligence, the Governance Firm benchmark data, CBIZ acquisition efforts, and other sources of information pertaining to compensation for comparable positions.

A significant percentage of total compensation is allocated to incentives as a result of the Company’s philosophy to maintain a variable compensation model based on both Company and individual performance. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation, other than consistency with the percentile target range for the aggregate of the various components of total compensation. The Committee reviews information provided by Aon Hewitt, as well as the other sources of information mentioned above, to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals.

Historically, and in fiscal 2016, the Committee granted a majority of total compensation to CBIZ executive officers in the form of cash, cash-incentive, and equity compensation. The Committee determined that the total compensation programs for the collective members of the SMG, including the Named Executive Officers, were roughly consistent with targets. In addition, the Committee believes that to the extent compensation was paid in excess of median levels reflected in Aon Hewitt data, such payments were appropriate because they served as appropriate recognition of the continued leadership contributions of the individuals concerned, reflected merit awards resulting from specific accomplishments of the individuals, and served as a useful talent retention mechanism. The Committee and management believe that this approach is necessary in order to attract and to retain key talent needed to ensure the long-term success of the Company. The Committee also noted that departures from the median data suggested by the most recent Aon Hewitt report were acceptable as discussed in Comparison of Compensation to Targets, p. 29.

2016 Executive Compensation Components

For the fiscal year ended December 31, 2016, the principal components of compensation for Named Executive Officers were:

•	base salary;

•	performance-based incentive compensation;

•	long-term equity incentive compensation;

•	deferred compensation and retirement savings plans;

•	participation in the CBIZ 2007 Amended and Restated Employee Stock Purchase Plan; and

•	perquisites and other personal benefits.

Based on the data available to the Committee through its compensation consultant Aon Hewitt and the market data available to the Committee through publicly available competitive intelligence, the Committee believes that these compensation components provide effective incentives for our senior management team to drive successful results related to the Company’s principal performance measures of EPS and organic revenue growth.

Base Salary

The Company provides the Named Executive Officers and other employees with base salary to compensate them for services rendered during the fiscal year. As in past years, the Company continued to compare the compensation of the members of the SMG, including Named Executive Officers, to the Survey Peer Group, the Proxy Peer Group, and the Supplemental Proxy Peer Group, and to target total compensation collectively at or near median levels, with salaries changing if called for by the Company’s ancillary compensation data.

During its review of base salaries for each member of the SMG, including Named Executive Officers, the Committee primarily considers:

•	market data and analysis provided by Aon Hewitt;

•	market information from acquisition discussions, new hires, and other ancillary sources;

•	internal review of the executive’s compensation, both individually and relative to other officers; and

•	individual performance of the executive.

Promotions or changes in job responsibility may also result in modifications to an executive’s salary level. Any merit-based increases for the Named Executive Officers (other than the CEO) would be based on the evaluation and recommendation of the CEO and ultimately upon the Committee’s own assessment of an individual executive’s performance. Merit-based increases for the CEO are based upon the Committee’s assessment of his performance as well as upon the data reflected in the Aon Hewitt report. In 2016, the Compensation Committee determined that a modest increase in base salary amounting to 3% should be granted to members of the SMG to allow their base pay to approach the median levels indicated by the Aon Hewitt studies.

The CEO’s base compensation was raised to $642,000 following his appointment to CEO in March 2016.

The Aon Hewitt 2016 study indicates that CBIZ’s base salary compensation to the members of the SMG, including the Named Executive Officers, is collectively very close to the 50th percentile paid to similarly situated executives within the two comparison groups. The Committee noted that the award to the CEO was less than the median level compared to levels prevailing in the two groups of comparative companies. The Committee determined that the variations were reasonably close to the median levels of compensation represented in the two comparison groups, and therefore the base compensation levels for the SMG satisfied the compensation philosophy, objectives and targets established by the Compensation Committee.

Performance-Based Incentive Compensation

At the 2014 Annual Meeting, stockholders adopted the CBIZ, Inc. 2014 Stock Incentive Plan (the “2014 SIP”). The 2014 SIP gives the Committee the ability to design cash and stock-based incentive compensation programs to promote high performance and achievement of corporate goals by the Named Executive Officers and other members of the SMG and other key employees throughout the Company. The Company believes that the 2014 SIP encourages the growth of stockholder value and allows key employees to promote and benefit from the long-term growth and profitability of CBIZ.

The Committee has awarded non-equity performance-based compensation to the SMG, including the Named Executive Officers, under the 2014 SIP through the adoption of Annual Executive Incentive Plans (“EIP”). The Committee also has awarded stock options and restricted stock as long-term equity incentive compensation to this group. Members of the SMG, including the Named Executive Officers, are granted equity awards based on their performance during the prior year and in accordance with the Company’s long-term equity incentive program. In 2016, the annual EIP was adopted by the Compensation Committee pursuant to the 2014 SIP. Members of the SMG, including several of the Named Executive Officers, received cash incentive compensation under the 2014 SIP and attendant EIP for their performances in 2016.

The Chairman was not eligible to participate in the EIP because he retired as CEO in 2016. The COO, Financial Services, was not eligible to participate in the EIP because of his relatively high base salary compared to the Presidents of the Company’s principal operating divisions. Prior to his employment as COO of the Financial Services division, Mr. Mills was the President of the Financial Services division’s Kansas City office, and was awarded a high base salary as a result of the superior performance of that unit under his leadership. The Chairman, CEO and Compensation Committee determined that Mr. Mills should not experience a decrease in base salary as a result of his promotion, but that he should not also participate in the EIP. Bonus payments to Mr. Mills are based upon a merit assessment, recommendation by the CEO, and approval by the Compensation Committee.

As discussed in detail in the section titled CBIZ Annual Executive Incentive Plan below, in 2016 the EIP cash incentive compensation component consisted of a Financially Based Award and an Individual Performance Award (“IPA”) dependent on the Company’s financial performance results in terms of diluted earnings-per-share from continuing operations (“continuing EPS”), and as a function of the Company’s organic revenue growth, a non-GAAP financial measure. Organic revenue represents total revenue adjusted to reflect comparable periods of activity for acquisitions and divestitures. For example, for a business acquired on July 1, 2015, revenue for the period January 1, 2016 through June 30, 2016 would be reported as revenue from acquired businesses; same-unit revenue would include revenue for the periods July 1 through December 31 of both years. The Committee applied these measures after careful consideration and examination of the Company’s objectives, including that continuing EPS and organic revenue growth are the Company’s key financial objectives, that continuing EPS and organic revenue growth appear to be the primary concern of our stockholders, that achieving the Company’s continuing EPS target will ensure an acceptable margin assuming an appropriate share repurchase program, that these two primary performance metrics do not preclude our commitment to re-investing in the Company, and that information provided by Aon Hewitt indicates that factors related to organic revenue growth are more prevalent measures used by peer companies to trigger performance compensation.

The Named Executive Officers and other members of the SMG were also eligible to receive additional merit-based cash bonuses for 2016 performance, which bonuses would be issued under the authority of the 2014 SIP based upon the evaluation and recommendation of the CEO, and ultimately upon the Committee’s own assessment of an individual executive’s performance. Such compensation is discretionary and awards are made by the Committee upon recommendation of the CEO. Only one merit-based cash bonus was awarded in 2016. The COO, Financial Services was awarded a merit cash bonus in recognition of his major contribution to the operating results of the Financial Services division. He was not eligible to participate in the EIP and received no EIP award.

CBIZ Annual Executive Incentive Plan

The 2016 EIP was an annual cash incentive program adopted by the Committee under the authority of the 2014 SIP. The 2016 EIP provided guidelines for the calculation of non-equity incentive-based compensation, subject to Committee oversight and modification. At its regular February meeting each year, the Committee considers whether an annual EIP should be continued and, if so, approves the members of the SMG eligible to participate in the EIP and sets incentive levels based on the participant’s position, management authority over and accountability for operations or corporate processes, and potential to impact revenue or expenses. The Chairman was not eligible to participate in the EIP in 2016.

The 2016 EIP calculated cash incentive awards as a function of the Company’s organic growth as well as its EPS growth. As in prior years, under the Financially Based Award component of the 2016 EIP, Target Award (“TA”) opportunities are established as a percentage of each executive’s base salary, and are subject to a Target Multiplier (“TM”) that increases or reduces award opportunities based on the Company’s ability to exceed, meet, or fail to meet predetermined targets. In 2016, the predetermined targets consisted of a diluted continuing EPS target related to continuing operations (“EPS Target”), and an organic revenue growth measure related to continuing operations target (“ORG Target”), which is a non-GAAP financial measure. The Committee is permitted under the terms of the EIP to make adjustments to the targets that would cause them to be characterized as non-GAAP financial measures. Seventy percent (70%) of an executive’s TA opportunity is dependent on the Company’s performance with respect to the EPS Target and thirty percent (30%) of an executive’s TA opportunity is dependent on the Company’s performance with respect to the ORG Target. The TA opportunities for members of the SMG, including the Named Executive Officers, assuming the Company’s final EPS results related to continuing operations coincide with the EPS Target and organic growth results coincide with the ORG Target, range from 40% to 80% of base salary.

The TM range for the EPS Target may reduce the awards to 0% or increase the awards to 180% of the EPS Target-related portion of an executive’s bonus opportunity. The TM range for the ORG Target may reduce the awards to 0% or increase the awards to 200% of the ORG Target-related portion of an executive’s bonus opportunity. For fiscal 2016, 100% of each Named Executive Officer’s financially-based EIP award was calculated as a function of corporate financial objectives relating to EPS Targets and ORG Targets.

The 2016 EIP again contained an additional IPA component, under which each member of the SMG, including the Named Executive Officers, could have earned an additional award, ranging from 25-30% of the executive’s base TA for extraordinary individual performance. The range of potential IPA for each individual depended in part upon the position and relative responsibility of each member of the SMG. The Compensation Committee determined that a predetermined percentage of the Base Target Award of the SMG should be granted to them if they are determined to achieve financial and certain non-financial goals set jointly by the CEO and the Compensation Committee. Under the 2016 EIP, the Committee again determined that the CEO’s IPA percentage of Base Target Award should be 30%, and the IPA percentage of Base Target Award for each remaining member of the Named Executive Officers and SMG should be 25%. Measurement of individual performance under this component was based upon the assessment by the Compensation Committee and the CEO of an executive’s performance related to the individual’s personal contributions toward the achievement of the Company’s financial results. The CEO’s recommendations and underlying assessments regarding the performance of members of the SMG other than himself were presented to the Compensation Committee, and the Committee had the opportunity to accept, reject, or modify the recommendations. The CEO’s eligibility for his IPA award was directly judged by the Compensation Committee. In 2016, the Committee awarded the CEO his full IPA potential award. The Committee accepted the CEO’s recommendations that the full IPA award established under the 2016 EIP should be given to the members of the SMG, with the exception of a 100% reduction in the IPA awards to the President of the Benefits & Insurance Services division, due to his division’s failure to meet budget targets.

Upon completion of the fiscal year, the Committee reviewed the diluted EPS from continuing operations and organic growth performance of the Company, determined the TMs applicable to the SMG’s respective TAs, determined the applicable IPA percentage, calculated the EIP award earned for each member of the participating group, made applicable adjustments, and certified the appropriate EIP awards.

For 2016, the Committee set the EPS Target at $0.71-$0.72 per diluted share from continuing operations. For the covered executives, including the Named Executive Officers, to earn any EIP Target-related bonus for 2016, the Company was required to post results that were approximately 93% of the EPS Target, or $0.66 per share. In order to earn the maximum possible EIP bonus, the Company’s results would have had to exceed minimum EPS requirements under the plan by approximately 16.7%, or $0.77.

For 2016, the Committee again set the ORG Target at 3.0%. This standard is considered to be a non-GAAP financial measure, as previously explained. For the covered executives, including the Named Executive Officers, to earn any ORG Target-related bonus for 2016, the Company was required to post results that were 83.3% of the ORG Target, or a 2.5% organic revenue growth result. In order to earn the maximum possible EIP bonus, the Company’s results would have to exceed the ORG Target by approximately 30.0%, or an organic revenue growth result of 3.9%.

The Committee believes these EPS Targets and ORG Targets are consistent with the EIP’s purpose in encouraging the achievement of positive long-term performance in the Company’s financial results and not penalizing the management team for challenging market conditions faced by each of the Company’s respective divisions.

The range of potential Target Multipliers applicable to 2016 Financially Based Awards is set out in the table below.

Earnings Per Share Component	Multiplier	Organic Revenue Growth Component	Multiplier
At least $0.66	0.5	At least 2.5%	0.5
$0.67	0.6	2.6%	0.6
$0.68	0.7	2.7%	0.7
$0.69	0.8	2.8%	0.8
$0.70	0.9	2.9%	0.9
$0.71	1.0	3.0%	1.0
$0.72	1.0	3.1%	1.1
$0.73	1.1	3.2%	1.2
$0.74	1.2	3.3%	1.4
$0.75	1.4	3.4%	1.6
$0.76	1.6	3.5 – 3.8%	1.8
$0.77 and above	1.8	3.9% and above	2.0

The Compensation Committee, at the recommendation of the CEO, determined that it was appropriate to lower the final EPS Target Multiplier in order to make a downward adjustment to EIP payouts, which adjustment converted this GAAP financial measure to a non-GAAP measure. Expenses in our self-insured health plan were significantly lower than expected, and the CEO and the Committee agreed that the SMG should not receive full credit for this unexpected result. Without the adjustment, diluted EPS related to continuing operations for purposes of the EIP would have been $0.76 and the Target Multiplier would have been 1.6. With the adjustment, EPS results for purposes of the EIP were reduced to $0.75, and therefore the EPS TM was lowered to 1.4. Organic revenue growth results were 2.6% and therefore the ORG TM was determined to be 0.6. There were no other special adjustments that affected these targets for 2016.

For each of the Named Executive Officers, the Target Awards, applicable TM, Individual Performance Adjustments, and EIP Bonuses for 2016 performance were:

	2016 Base Pay	Base Target Award (% Base Pay)	Base Target Award ($)	Indiv. Perform. Award ($)		70% Based on EPS			30% Based on ORG			Total EIP Bonus
Name						70% of Base Target Award	Target Multi- plier	EPS- Based Award	30% of Base Target Award	Target Multi- plier	ORG- Based Award
Steven L. Gerard[1]	n/a	—	—	—		—	—	—	—	—	—	—
Jerome P. Grisko, Jr.	$642,000	80	513,600	154,080		359,520	1.4	503,328	154,080	0.6	92,448	749,856
Ware Grove	$428,500	60	257,100	64,275		179,970	1.4	251,958	77,130	0.6	46,278	362,511
Chris Spurio	$463,500	50	231,750	57,937		162,225	1.4	227,115	69,525	0.6	41,715	326,767
Michael Kouzelos	$443,000	50	221,500	0	[2]	155,050	1.4	217,070	66,450	0.6	39,870	256,940
Richard Mills[3]	n/a	—	—	—		—	—	—	—	—	—	—

(1)	The Chairman was not eligible to participate in the 2016 EIP as he retired from the CEO position in March 2016.
(2)	Represents a reduction of 100% reduction in the IPA award to the President of the Benefits & Insurance Services Division, due to his division’s failure to meet budget targets.
(3)	The COO, Financial Services was not eligible to participate in the 2016 EIP for the reasons stated in Performance-Based Incentive Compensation, p. 22.

In making the annual determination of the minimum, target and maximum levels for the EIP bonuses, the Committee considers any appropriate factor including but not limited to anticipated risks and rewards, performance metrics, internal revenue and margin estimates, as well as specific circumstances facing the Company during the coming year. The judgment of the Committee, as well as that of the CEO in his role of assisting the Committee, in determining whether or not the members of the SMG have met their goals and fulfilled their duties throughout the year, constitutes an exercise of both objective investigation as well as discretion. The goals set for these executives included achieving budgetary targets for the operations under their direction mitigated by any events or reasons outside their control that caused any failure to meet budget targets, supporting key strategic initiatives of the Company, meeting or exceeding cross-serving program goals for the operations under their control, generating acquisition opportunities, meeting the requirements of the “One CBIZ” client service model, working together as a coherent and mutually supportive senior management team, and meeting expectations related to leadership performance.

Awards made to Named Executive Officers under the EIP for performance in 2016 are reflected in column (g) of the Summary Compensation Table on p. 33.

The Aon Hewitt 2016 study indicates that CBIZ’s total cash compensation to the members of the SMG, including the Named Executive Officers, is collectively slightly less than the 50th percentile paid to similarly situated executives within the two comparison groups. The Committee noted that the award to the CEO was less than the median level compared to levels prevailing in the two groups of comparative companies. The Committee determined that the variations were reasonably close to the median levels of compensation represented in the two comparison groups, and therefore the total cash compensation levels for the SMG satisfied the compensation philosophy, objectives and targets established by the Compensation Committee.

Merit Bonuses

Promotions, changes in job responsibility, and extraordinary program achievements may also result in a merit-based bonus that is not awarded pursuant to the authority of the 2014 SIP. Merit-based bonuses are based, in the case of the CEO, on the evaluation of the Compensation Committee, and in the case of members of the SMG other than the CEO, on the recommendation of the CEO, subject to the Committee’s approval.

Only one special merit bonus was paid to a member of the SMG for his performance in 2016. The COO, Financial Services, who was not eligible to participate in the 2016 EIP, was awarded a merit-based cash bonus in recognition of his major contribution to managing the operating results of the Financial Services division, his efforts to meet revenue, margin and organic revenue targets, and his efforts to realize the Financial Services division’s strategic goals of developing our government healthcare consulting and transaction advisory services businesses.

Long-Term Equity Incentive Compensation

Stock Option and Restricted Stock Programs

The Company believes that the Stock Option and Restricted Stock Programs under the 2014 SIP enable the Company to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain fair and competitive levels of total compensation.

Equity awards are determined based on market data and vary among participants based on their positions and functions within the Company. Option awards vest, restrictions on stock awards lapse, grants are awarded, conditions and terms apply, and pricing is set by the Compensation Committee according to the procedures described on pp. 36-38.

The Aon Hewitt 2016 study indicates that CBIZ’s long-term incentive compensation in the form of stock options or restricted stock grants to the members of the SMG, including the Named Executive Officers, is collectively within the competitive range of long-term incentive compensation and very close to the 50th percentile paid to similarly situated executives within the two comparison groups. Again this year, the Committee noted that the awards to the CEO were less than the median level compared to levels prevailing in the two groups of comparative companies. The Committee determined that the variations were reasonably close to the median levels of compensation represented in the two comparison groups, and therefore the compensation levels for the SMG satisfied the compensation philosophy, objectives and targets established by the Compensation Committee. The 2016 awards for the Named Executive Officers are set out in the “Grants of Plan-Based Awards” table on p. 36.

Deferred Compensation and Retirement Savings Plans

Retirement Savings Plan

The CBIZ Retirement Savings Plan (the “Savings Plan”) is a tax qualified retirement savings plan pursuant to which all U.S. based associates, including the Named Executive Officers, are able to contribute the lesser of up to 80% of their annual salary or $17,500 (plus an additional $5,500 if the participant was at least 50 years old) to the Savings Plan on a before tax basis. The Company will match 50% of the first 6% of pay that is contributed to the Savings Plan. Employees who have attained age 21 are permitted to become participants in the Savings Plan after the earlier of 60 consecutive days of service or 12 full months of employment and 1,000 hours of service within the 12-month period. Employer matching payments commence after participants have been employed for one year. Employer contributions on behalf of participants are fully vested after a participant has been employed for three years of vesting service. Participants deposit savings in one or more of 27 stock and bond investment funds. The 2016 at-market annual rates of return of the investment choices available to participants ranged from 0.59% to 26.77%, depending on each participant’s fund selections.

Non-qualified Deferred Compensation Plan

The Named Executive Officers, as well as any other member of the SMG, any Business Unit Leader (“BUL”) and any other employee scheduled to earn more than $200,000 annually are entitled to participate in the CBIZ Employee Non-qualified Deferred Compensation Plan. Pursuant to this deferred compensation program, eligible employees can defer up to 100% of any bonus and commission payments, as well as up to 25% of their base compensation. There is no employer match in this program. The Company does not pay any gains that participants may obtain through investment in the plan. Gains and losses are strictly related to the investment returns of the mutual fund choices within the plan. For additional information about this plan, please refer to the discussion beginning on p. 39.

CBIZ 2007 Amended and Restated Employee Stock Purchase Plan

At the 2011 Annual Meeting, stockholders approved the CBIZ 2007 Amended and Restated Employee Stock Purchase Plan (“ESPP”), under which employees may purchase up to 2,000,000 shares of CBIZ stock at a 15% discount, and may contribute up to $21,250 toward annual purchases of stock by payroll deduction or otherwise, in accordance with the terms of the ESPP. The Named Executive Officers and all other members of the SMG are entitled to participate in the ESPP, along with and upon the same terms as all other qualified employees of CBIZ and its subsidiaries. Several members of the SMG, including the CEO and the President, Financial Services, are regular participants in the ESPP.

Perquisites and Other Personal Benefits

The Company provides the Named Executive Officers and other members of the SMG with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to Named Executive Officers and did so again in 2016. Certain of the Named Executive Officers, as set out in the Summary Compensation Table and the Other Compensation Table, are provided with the use of Company automobiles, tax preparation assistance, participation in the plans and programs described above, long-term disability plans, life insurance, an excess liability umbrella insurance policy, an executive health program, the use of Company golf club memberships for personal use, and tax gross-up payments. Other perquisites are noted in the Other Compensation table on p. 34. The SMG, like all full-time employees of the Company, are provided with a death benefit program that provides for a payment of up to $50,000 in the event of death during employment. This program is provided to all full-time employees at no charge, and the enrollment of the Named Executive Officers in this program has been determined by the Company to have no aggregate incremental cost. When the Named Executive Officers use the Company’s golf club memberships for personal use, they reimburse CBIZ for any and all charges incurred in connection with their personal use. The occasional personal use of these memberships has been determined by the Company to have no aggregate incremental cost. Unless otherwise noted, the value of each perquisite is calculated based upon actual costs incurred by the Company in securing these benefits. In the case of leased automobiles, the cost of perquisites is calculated based upon the percentage of each executive’s personal use of the vehicle, which usage is then valued by reference to the IRS table related to usage valuation for leased autos.

While the Chairman served as CEO prior to his retirement in March 2016, the Company paid for the cost of a life insurance policy called for in his original and subsequent employment agreements, as well as a tax gross-up payment to cover the “income” incurred by Mr. Gerard by the existence of this life insurance policy. The Committee believes that such a benefit is common for positions of this stature, and that the existence of the policy was a negotiated requirement necessary to secure Mr. Gerard’s services as CEO. The Committee determined that provision of the life insurance policy, including the tax gross-up payment, was a more cost-effective method of securing a comparable benefit than through other methods such as a SERP or other more costly forms of pension benefits. A comparable life insurance policy is provided for Mr. Grisko under his CEO agreement, and is justified by the same rationale.

While he acted as the Company’s Chief Executive Officer, Mr. Gerard, whose principal residence prior to retirement was outside of Ohio, was provided with standard business class hotel accommodations, common carrier (public, not private) airfare, car transportation, and other travel-related services, a portion of which, plus tax gross-up payments, were attributed to him as income in his capacity as CEO. The Committee believes that these benefits were appropriate and necessary to retain Mr. Gerard’s services as CEO, were a preferable means to facilitate his day-to-day participation in events at corporate headquarters without burdening him with undue personal expense, and were a preferable alternative to relocating the Company headquarters to a less cost-effective location outside of the Cleveland area. This arrangement ceased upon Mr. Gerard’s retirement as CEO.

Mr. Grisko was also provided, as part of his September 1, 2016 CEO employment agreement, with the right to obtain a personal membership to a golf club of his choice, at Company expense, including tax gross-up. Mr. Grisko was previously entitled to such a membership under his December 31, 2008 Amended and Restated Employment Agreement, as well as his prior Severance Protection Agreement, dated February 1, 2000, but never took advantage of these terms. After consultation with its compensation consultant, the Committee determined that such a benefit is commonly provided for persons employed as chief executive officer, and it would unfairly prejudice Mr. Grisko’s interests to require him to forgo exercising a right he has held since 2000. Mr. Grisko exercised this right under his current agreement, and the Company paid for the membership and gross-up as required.

Attributed costs of the personal benefits described above for the Named Executive Officers for the fiscal year ended December 31, 2016, are included in column (i) of the “Summary Compensation Table” on p. 33. The Company has entered into employment agreements or severance protection agreements with certain key employees, including several of the Named Executive Officers, as noted on p. 35. These agreements are designed to promote stability and continuity of key members of senior management. Information regarding applicable payments under such agreements for the Named Executive Officers is provided under the headings

“Employment or Other Agreements” on p. 35 and “Potential Payments upon Termination or Change in Control” on p. 40-42.

Consideration of 2016 Say-on-Pay Vote, Institutional Investor Opinion, and Institutional Advisory Firm Comments

In order to remain apprised of stockholder reaction to the compensation of the Company’s Named Executive Officers, the Company recommended, and the Stockholders concurred, that an annual stockholder vote should be held on this issue. The Company has determined that annual say-on-pay votes will be held.

The Committee considered the results of the say-on-pay vote, its discussions with institutional investors and the comments of advisory firms in its review of the compensation of the entire SMG, as well as that of the Named Executive Officers in particular. In arriving at the pay packages for the Named Executive Officers, the Compensation Committee reviewed and considered the results of the Stockholders’ votes on the say-on-pay issue presented at the Company’s 2016 Annual Meeting. While the Committee noted that a significant majority of Stockholders approved the compensation of the Company’s Named Executive Officers, it also was mindful of Stockholders with different views. The Committee also noted that the Company again continued its intensive efforts throughout 2016 to engage with all major institutional investors to ensure, in part, that its policies and actions are compatible with the views of the investors. The CEO, CFO and the Head of our Investor Relations Program met with individuals representing approximately 54.2% of the Company’s stockholders in 2016. The Compensation Committee was provided with and considered the substance of these investor discussions in arriving at the compensation of the Named Executive Officers.

The Committee also noted that the Company’s 2016 say-on-pay proposal received support from ISS, a leading independent governance analysis and proxy voting advisor to institutional investors. The Compensation Committee has again determined that the presence of the tax gross-up payments in the CEOs’ total compensation packages were the most reasonable and cost effective method for the Company to provide the life insurance and other benefits required by both Mr. Gerard’s and Mr. Grisko’s contracts. Any other means of providing this benefit would have been much more expensive for the Company on a GAAP P&L basis as well as on a cash basis, and therefore significantly more adverse to investor interests.

In 2016, the Committee again used compensation modeling provided by the Governance Firm’s services to assess the suitability of the CEOs’ compensation packages and believes that the results of modeling using the compensation numbers contained in this Proxy Statement indicated that the current CEO’s compensation package presented a “Low” level of concern in all three categories (Relative Degree of Alignment, Multiple of Median, and Pay-TSR Alignment) assessed by the Governance Firm’s quantitative analysis tools. In addition, consultation with the Governance Firm during the negotiation of Mr. Grisko’s CEO contract led to the removal of a term granting modified single-trigger severance benefits in the event of a change in control. The agreement now employs an approved double-trigger mechanism. According to analysis of the CEO’s pay during 2016 using the Governance Firm’s modeling, Mr. Grisko’s pay package scored a Relative Degree of Alignment of approximately 62.13, a Multiple of Median of approximately 0.68, and a Pay-TSR Alignment score of approximately 13.9. All of these metrics indicate that there is a “Low” level of overall concern with respect to the CEO’s compensation program.

Comparison of Compensation to Targets

The Committee examined the new compensation metrics made available to it from its compensation consultant Aon Hewitt in 2016 and the ancillary data sources, again made a full assessment of the individual performance of each member of the SMG, and compared the personal performance of the Named Executive Officers to the compensation data available at the companies reviewed by Aon Hewitt. Based on its analysis of the compensation of these officers, the Committee believes that the compensation of the Named Executive

Officers is appropriate in accordance with the Company’s compensation philosophy and objectives, compatible with the individual performance of each member of the SMG as well as that of the Company in 2016, consistent with the views and interests of the Company’s institutional investors, and generally in agreement with the range of target levels suggested by the data compiled by Aon Hewitt, the Governance Firm, and available from other ancillary sources.

As previously stated, the Committee generally targets aggregate compensation for the collective SMG, including the Named Executive Officers, at approximately the 50th percentile of total compensation paid to similarly situated executives of the companies comprising the Survey Peer Group and the Proxy Peer Group. Variations to this objective in general, and in evaluating compensation targets for individual members of the SMG, including the Named Executive Officers, may occur as dictated by the experience level of the individual, his or her relative importance or unique function within the organization, special meritorious conduct during the year or over a longer period, continued leadership contributions, talent retention concerns, and other market factors.

The compensation levels of the Named Executive Officers compare appropriately to the Committee’s aggregate targets for their respective positions. The Committee found that the aggregate compensation of the Named Executive Officers was generally consistent with the median targets of the 2016 Aon Hewitt study.

The CEO’s total compensation in 2016, including the grant date fair value of long-term equity grants was $2,502,847, compared with the 2016 Aon Hewitt study’s 50th percentile total compensation targets of $2,610,000 for the Survey Peer Group and $3,220,035 for the Proxy Peer Group. Therefore, the CEO’s total compensation is indicated to be under the median target values for comparable positions. The Committee determined that the payment of CEO compensation was up to 22.3% lower than the data provided by Aon Hewitt. This data was confirmed by compensation modeling provided by the Governance Firm, which indicated that the CEO’s total compensation package was only approximately 68% of the median indicated by the Governance Firm’s data. The Compensation Committee acknowledged that the CEO’s compensation was lower than that target established by the Committee. However, the Committee has indicated that it is in the process of transitioning Mr. Grisko’s compensation from a level consistent with his prior role as President to targeted levels consistent with his current role as the CEO. The Committee noted that it had increased Mr. Grisko’s compensation at the time of his appointment as CEO to $642,000, and that it again raised his base compensation to $725,000 in February 2017 in recognition of his excellent performance during the prior year. Even with the 2017 increase in base compensation, however, the CEO’s current compensation package ranked at the low end of range of median compensation data for comparable or peer companies. The Committee indicated that future increases in the CEO’s base compensation were therefore anticipated, assuming his continued high level of performance.

The Committee also determined that the inclusion of the tax gross-up amount present in the CEO’s total compensation was not material for a number of reasons. First, the amount of the gross-up payment was 7.8% of the total compensation paid to the CEO, and therefore did not by itself constitute a material amount of total compensation when compared to the whole. Second, the largest portion of the tax gross-up payment once again relates to a Company commitment to provide the CEO with a club membership called for under the CEO’s original and amended employment agreements extending back to the year 2000—with this year being the first time this benefit was exercised by the CEO throughout that time. Second, the total amount of the compensation paid to the CEO presented a low concern according to standards applied by the Governance Firm, which compared CEO compensation to its selected group of peer CEOs. According to the Governance Firm’s analysis, the CEO was paid less than the median for CEOs considered comparable under its Pay-For-Performance standards, even when the tax gross-up payment is included. Therefore, even including the tax gross-up payment, the total amount of compensation paid to the CEO is considered a “low concern” under the Governance Firm’s Pay-For-Performance standards (Relative Degree of Alignment, Multiple of Median, and Pay to Total Shareholder Return). The Committee is aware that the Governance Firm is not in favor of any tax gross-up payment that is not de minimis. However, since the amount of the tax gross-up payment was itself only 7.8% of total CEO compensation, it constituted a very small fraction of a pay package that is, in total, a “low level of concern”. Therefore the Committee believes that the tax gross-up payment itself is fairly characterized as being of “low level of concern” as well.

The CFO’s total compensation of $1,309,963, including the grant date fair value of equity grants, was fairly aligned with the 2016 Aon Hewitt study’s 50th percentile total compensation targets of $1,118,461 for the Survey Peer Group and $1,386,015 for the Proxy Peer Group. The Committee determined that to the extent the compensation package for the CFO exceeded or could be considered to exceed median target ranges expressed in the 2016 Aon Hewitt study, they were justified as a retention mechanism and reflected the Committee’s assessment of the relative responsibility of the CFO in contributing to the gains of the Company in 2016. The Committee concluded that the compensation for both the President and the CFO were justified and consistent with the philosophy and targets established by the Committee.

The President, Financial Services’ total compensation in 2016 was $1,288,891. The 2016 Aon Hewitt study reflected 50th percentile total compensation of a division president as $1,462,358 for the Survey Peer Group and $1,621,600 for the Proxy Peer Group. The Committee noted that the compensation package paid was within the lower end of the median target range for roughly similar positions according to the Aon Hewitt data. The Committee also had access to market data available to the Committee through the Company’s acquisition discussions and publicly available competitive intelligence. The Committee is aware of the unique nature of this position compared to such positions at more traditional professional accounting, tax and consulting firms. In light of the data, and the unique nature of this position relative to similar industry positions, the Committee determined that the compensation of the President, Financial Services was consistent with targets based upon the Aon Hewitt and competitive data.

The President, Benefits & Insurance Services’ total compensation was $1,139,134 in 2016. The 2016 Aon Hewitt study reflected just under the 50th percentile total compensation of a division president as $1,367,804 for the Survey Peer Group and $1,387,303 for the Proxy Peer Group. The Committee again had access to market data regarding this position available to the Committee through the Company’s acquisition discussions and publicly available competitive intelligence. The Committee is aware of the unique nature of this position compared to such positions at more traditional insurance and benefits brokering companies. In light of the data, and the unique nature of this position relative to similar industry positions, the Committee determined that the President, Benefits & Insurance Services was compensated in a manner that was consistent with the targets set by the Committee.

The COO, Financial Services’ total compensation in 2016, including the grant date fair value of equity grants, was $842,347. The 2016 Aon Hewitt study indicated that the 50th percentile of total compensation for the third highest paid officer other than the CEO and CFO for the Proxy Peer Group was $1,499,996, and the 25th percentile was $759,936. The Committee noted that the compensation package paid was within the median target range for roughly similar positions according to the Aon Hewitt data. The Committee also had access to market data available to the Committee through the Company’s acquisition discussions and publicly available competitive intelligence that supported this determination. The Committee is aware of the unique nature of this position compared to such positions at more traditional professional accounting, tax and consulting firms. In light of the data, and the unique nature of this position relative to similar industry positions, the Committee determined that the compensation of the COO, Financial Services was consistent with targets based upon the Aon Hewitt and ancillary competitive data.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the qualified incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve an executive’s total package consisting of a combination of the available compensation components that will not meet these requirements. The Committee may approve of such a package in order to ensure fair levels of total compensation for its executive officers, or may consider other factors of greater importance than preserving deductibility for a particular form or amount of compensation. In this regard, for fiscal 2016, the amount of base salary and other payments not made in connection with a qualified incentive plan in excess of $1,000,000 for any Named Executive Officer was not deductible for federal income tax purposes. The contracts of the CEO and the CFO contain provisions requiring the deferral of severance payouts that the Company would be unable to deduct under Section 162(m).

Accounting for Stock Based Compensation

Beginning on January 1, 2006, the Company began accounting for any stock-based awards or payments under its 2014 SIP and prior stock option plan in accordance with the requirements of FASB ASC Topic 718. In March 2016, FASB issued ASU No. 2016-09, “Compensation — Stock Compensation (Topic 718) — Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”), which requires the tax effects related to share-based payments be recorded through the income statement and simplifies the accounting requirements for forfeitures and employers’ tax withholding requirements. ASU 2016-09 is effective for CBIZ for annual periods beginning January 1, 2017.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, recommended to the Board of Directors that it be included (or incorporated by reference as applicable) in the Company’s proxy statement.

Compensation Committee of the Board of Directors

Joseph S. DiMartino, Chairman Todd J. Slotkin Benaree Pratt Wiley

COMPENSATION RISK ASSESSMENT

In 2016, the Compensation Committee conducted a full review of the compensation policies and practices of the Company in order to determine if these factors are reasonably likely to have a material adverse effect on the Company. It was the Committee’s conclusion, after careful consideration of all the information presented, that CBIZ’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

CBIZ has a policy that prohibits pledging or hedging of Company shares by officers or directors. CBIZ also has a stock retention policy requiring directors to maintain stock valued at a multiple of three times the amount of their annual retainer, and requiring the CEO to maintain stock valued at a multiple of five times his base salary. Other SMG members, including the remaining Named Executive Officers, are required to maintain between two and three multiples of base salary.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus[1] ($) (d)	Restricted Stock Awards[2] ($) (e)	Stock Option Awards[2] ($) (f)	Non-Equity Incentive Plan Compensation[3] ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[4] ($) (h)	All Other[5] Compensation ($) (i)	Total ($) (j)
Steven L. Gerard Chairman, Past PEO & CEO[6]	2016	138,610	—	100,009	—	—	—	352,230	590,849
	2015	716,400	—	448,800	421,200	693,088	—	376,441	2,655,529
	2014	713,400	—	551,760	405,000	756,096	—	340,115	2,766,371
Jerome P. Grisko, Jr. PEO, CEO & President[6]	2016	628,750	—	496,800	432,000	749,856	—	195,441	2,502,847
	2015	536,277	—	336,600	257,400	508,128	—	26,387	1,664,792
	2014	534,013	—	418,000	247,500	555,334	—	26,019	1,780,866
Ware Grove PFO SVP, CFO	2016	426,938	—	310,500	180,000	362,511	—	30,014	1,309,963
	2015	416,319	—	280,500	175,500	289,536	—	30,497	1,192,352
	2014	414,463	—	250,800	168,750	316,992	—	27,598	1,178,603
Chris Spurio President, Financial Services	2016	461,813	—	310,500	180,000	326,767	—	9,811	1,288,891
	2015	444,027	—	280,500	175,500	232,875	—	9,711	1,142,613
	2014	394,575	—	210,672	162,000	254,000	—	9,409	1,030,656
Michael Kouzelos President, Benefits & Insurance Services	2016	440,833	—	258,750	172,800	256,940	—	9,811	1,139,134
	2015	425,000	—	233,750	168,480	222,525	—	9,711	1,059,466
Richard Mills COO, Financial Services	2016	509,040	112,896	124,200	86,400	—	—	9,811	842,347

(1)

Represents a special merit bonus recommended by the CEO and approved by the Compensation Committee. The bases for such bonuses, if any, are stated in the “Merit Bonuses” and “Comparison of Compensation to Targets” sections of the Compensation Discussion and Analysis.

(2)

Represents the grant date fair value as computed in accordance with FASB ASC Topic 718. This does not reflect taxable income to the individual until restrictions lapse or options are exercised. See 2016 Grants of Plan-Based Awards table for the awards to which these values relate, p. 36.

(3)

Pursuant to the applicable year’s EIP adopted by the Compensation Committee in advance of that year’s performance, which incentive compensation plans were established pursuant to the 2014 SIP or 2002 SIP, as applicable.

(4)

CBIZ does not maintain a defined benefit or pension plan other than its 401k retirement savings plan. See Non-qualified Deferred Compensation table, on p. 39 for additional information. No preferential payments are made by the Company to the participants of the plan, including the SMG and Named Executive Officers.

(5)	See Other Compensation table, below.

(6)

Mr. Gerard was PEO and CEO through March 9, 2016, at which time he retired from that position and the role was undertaken by Mr. Grisko. Mr. Grisko’s compensation for 2014 and 2015 was for his service as President and COO.

Other Compensation

Name	Year	Perquisites and Other Personal Benefits ($)		Airfare ($)	Hotel ($)	Insurance Premiums ($)		Company Contributions to 401(k) Plans ($)	Automobile Adjustments & Car Service ($)		Tax Gross-Up Reimbursement ($)	Total ($)
Steven L. Gerard	2016	13,362	[1]	8,619	4,033	144,055	[2]	7,950	2,343	[3]	171,868	352,230
	2015	10,134	[1]	55,845	12,205	73,110	[2]	7,950	31,774	[3]	185,423	376,441
	2014	11,744	[1]	35,056	13,883	73,108	[2]	7,650	33,084	[3]	165,590	340,115
Jerome P. Grisko, Jr.	2016	83,734	[4]	—	—	1,861	[5]	7,950	11,245	[6]	90,651	195,441
	2015	—		—	—	1,761	[5]	7,950	10,231	[6]	6,445	26,387
	2014	—		—	—	1,759	[5]	7,650	10,190	[6]	6,420	26,019
Ware Grove	2016	—		—	—	1,861	[5]	7,950	11,445	[6]	8,758	30,014
	2015	—		—	—	1,761	[5]	7,950	11,775	[6]	9,011	30,497
	2014	—		—	—	1,759	[5]	7,650	11,723	[6]	6,466	27,598
Chris Spurio	2016	—		—	—	1,861	[5]	7,950	—		—	9,811
	2015	—		—	—	1,761	[5]	7,950	—		—	9,711
	2014	—		—	—	1,759	[5]	7,650	—		—	9,409
Mike Kouzelos	2016	—		—	—	1,861	[5]	7,950	—		—	9,811
	2015	—		—	—	1,761	[5]	7,950	—		—	9,711
Richard Mills	2016	—		—	—	1,861	[5]	7,950	—		—	9,811

(1)	Includes payments or reimbursement for meals, telephone service, valet services, and tax consulting services.

(2)

Life insurance premium for policy required under employment contract. Also includes premium payment for Executive Group Personal Excess Liability Insurance policy written for coverage of $10 million given to all members of the Board of Directors and the SMG, which coverage was instituted in the fourth quarter of 2008, and Long-Term Disability Insurance premium.

(3)	Includes livery services and leased auto adjustment.

(4)	One-time golf club initiation fee, plus annual membership dues and fees, required under employment contract.

(5)

Includes premium payment for Executive Group Personal Excess Liability Insurance policy written for coverage of $10 million given to all members of the Board of Directors and the SMG, which coverage was instituted in the fourth quarter of 2008, and Long-Term Disability Insurance premium.

(6)	Leased auto adjustment.

Employment or Other Agreements

On March 9, 2016, Chairman Gerard retired from his role as the Chief Executive Officer of CBIZ. While he remains the Chairman of the Board of CBIZ, he undertakes this role in a non-executive capacity. The following information regarding Mr. Gerard’s arrangements accurately describes the arrangements at December 31, 2016. Following his retirement, Mr. Gerard’s compensation as non-executive Chairman of the Board consists of a Chairman’s fee of $75,000 annually, the standard non-employee director retainer fee of $60,000 per year, the standard meeting fee of $1,500 per meeting, and entitlement to the same annual equity grant as that received by all non-employee directors. The Company also has entered into a three-year, $25,000 per year consulting contract with Mr. Gerard pursuant to which he is obligated to assist the Company’s CEO in matters related to special projects in which Mr. Gerard’s assistance is requested by the CEO unrelated to Mr. Gerard’s role as a member of the Company’s Board. Upon retirement in 2016, Mr. Gerard received payment of the pro rata portion of his base salary through the date of retirement, payment on his behalf of premiums for life insurance coverage for a two-year period, and is entitled to a tax gross-up reimbursement related to the payment of life insurance premiums. Mr. Gerard did not receive, and is not entitled to, any other payments from CBIZ upon retirement.

On September 1, 2016, the Compensation Committee of the Board entered into a new employment agreement with CEO Jerry Grisko. The terms of this agreement require the following: (1) base salary of not less than $642,000; (2) participation as CEO in any Executive Incentive Plan (“EIP”) authorized by the Compensation Committee, including the 2016 EIP under which the CEO is eligible for a Base Target Award of 80% of his base pay, an Individual Performance Award of 30% of his Base Target Award, as well as Target Multipliers that increase or decrease the Base Target Award depending on the Company’s achievement of earnings per share and organic revenue growth targets; (3) eligibility for equity compensation grants valued at no less than 80% of the grant date fair value of the grants awarded to the CEO on May 10, 2016; (4) reimbursement or payment of premiums sufficient to fund a $2,000,000 death benefit life insurance policy; (5) payment of club membership fees and dues to a private club of his choosing; (6) payment of tax gross-up fees related to the life insurance policy and club membership fees; (7) inclusion of “double-trigger” provisions for compensation to be paid in various events of termination, including but not limited to (a) in the event of a Termination by the CEO with Good Reason (as defined in the CEO’s employment agreement) related to a change in control, compensation in the amount of three times the sum of the CEO’s then current Base Salary plus Average Bonus, and (b) in the event of a termination by the Company without Cause or by the CEO with Good Reason not related to a change in control, compensation in the amount of two times the sum of the CEO’s then current Base Salary plus Average Bonus; (8) acceleration of the vesting of equity grants in the event the CEO is terminated by the Company without Cause or by the CEO for Good Reason; (9) continued participation for two years in CBIZ health and welfare benefit plans following termination; (10) receipt at termination other than for cause of title to any company vehicle then in use by the CEO; (11) restrictions on payments to the CEO related to compliance with IRS Sections 162(m) and 409A; and (12) imposition of non-disclosure, non-interference, and non-disparagement restrictive covenants on the CEO.

The CFO’s employment agreement, executed December 12, 2000, and amended November 22, 2010, provides for payment of a base salary, continuing discretionary bonuses, an automobile allowance, and participation in CBIZ welfare, pension and incentive benefit plans. In addition, the contract provides for the payment of severance upon termination without cause, or upon voluntary termination for Good Cause (as defined in the CFO’s employment agreement). Severance would include (1) a cash payment equal to two times the sum of his current year base pay plus the average of his bonus payments for the prior three years, payable over a twenty-four month period, and (2) continued participation for two years in CBIZ health and welfare benefit plans, and (3) immediate vesting of, and ability to exercise, any unvested but previously granted stock options. The contract also contains provisions designed to address certain issues related to Code Sections 162(m) and 409A. The contract contains restrictive covenants that obligate Mr. Grove to (1) maintain CBIZ’s confidential information, (2) return Company information or other personal and intellectual property, (3) abide by a one-year non-compete, and one-year employee, customer, and supplier non-solicitation and non-interference term, and (4) avoid disparagement of the Company. Mr. Grove’s employment agreement was further amended on March 30, 2017, to replace modified “single-trigger” terms with “double-trigger” provisions for compensation to be paid in various events of termination.

Both the President, Financial Services and the President, Benefits & Insurance Services are entitled to participate in the compensation programs available to the SMG, and are subject to the restrictive covenants of their confidentiality and non-solicitation agreements. Under the CBIZ Executive Severance Policy, Mr. Spurio and Mr. Kouzelos are entitled to six months base pay if they are terminated other than for cause, or twelve months base pay if they are terminated in the event of a change in control.

As COO, Financial Services, Mr. Mills is entitled to participate in the compensation programs available to the SMG, and is subject to the restrictive covenants of his confidentiality, non-solicitation and non-competition agreements. Under the CBIZ Executive Severance Policy, Mr. Mills is entitled to six months base pay if he is terminated other than for cause, or twelve months base pay if he is terminated in the event of a change in control.

2016 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[2] ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven L. Gerard[3]	5-15-16	n/a	n/a	n/a	n/a	n/a	n/a	9,607	n/a	n/a	100,009
Jerome P. Grisko, Jr.	1-1-16	256,800	667,680	1,109,376	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5-15-16	n/a	n/a	n/a	n/a	n/a	n/a	48,000	n/a	n/a	496,800
	5-15-16	n/a	n/a	n/a	n/a	n/a	n/a	n/a	180,000	10.35	432,000
Ware Grove	1-1-16	128,550	321,375	542,481	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5-15-16	n/a	n/a	n/a	n/a	n/a	n/a	30,000	n/a	n/a	310,500
	5-15-16	n/a	n/a	n/a	n/a	n/a	n/a	n/a	75,000	10.35	180,000
Chris Spurio	1-1-16	115,875	289,688	488,992	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5-15-16	n/a	n/a	n/a	n/a	n/a	n/a	30,000	n/a	n/a	310,500
	5-15-16	n/a	n/a	n/a	n/a	n/a	n/a	n/a	75,000	10.35	180,000
Michael Kouzelos	1-1-16	110,750	276,875	467,365	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5-15-16	n/a	n/a	n/a	n/a	n/a	n/a	25,000	n/a	n/a	258,750
	5-15-16	n/a	n/a	n/a	n/a	n/a	n/a	n/a	72,000	10.35	172,800
Richard Mills[4]	1-1-16	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5-15-16	n/a	n/a	n/a	n/a	n/a	n/a	12,000	n/a	n/a	124,200
	5-15-16	n/a	n/a	n/a	n/a	n/a	n/a	n/a	36,000	10.35	86,500

(1)

Represents range of potential payouts under the EIP. All awards under the EIP are at risk; therefore potential award is $0.00 for each participant if all minimum performance levels are not achieved. “Threshold” values assume lowest award possible assuming Company achieves minimum EPS and ORG Targets and that no IPA is granted. “Target” values assume Company achieves EPS and ORG Targets and that the IPA is granted. “Maximum” values assume Company achieves earnings sufficient to meet maximum TM for each EPS and ORG Target and that the individual is awarded the maximum IPA.

(2)

Represents grant date fair value of stock options and restricted stock awards as computed in accordance with FASB ASC Topic 718. This does not reflect taxable income to the individual until restrictions lapse or options are exercised.

(3)	Chairman Gerard retired as CEO in 2016 and did not participate in the EIP for the SMG. He received the same equity compensation as the Company’s non-employee Directors.

(4)

The COO, Financial Services was not eligible to participate in the 2016 EIP for the reasons stated in Performance-Based Incentive Compensation, p. 22, and instead participated in a discretionary bonus program.

At the 2014 Annual Meeting, the 2014 SIP was approved by the stockholders. The 2014 SIP gives the Committee the sole authority to grant participants shares of CBIZ common stock, restricted stock, share units, stock options, stock appreciation rights, performance units and/or performance bonuses. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate. The 2014 SIP does not permit issued options to be repriced, replaced, or regranted through cancellation or by lowering the option exercise price of a previously granted award. The 2014 SIP contains a variety of business criteria on which performance goals may be based for performance-based incentive awards, limits the number of available shares that can be granted in the form of any award other than Stock Options and Stock Appreciation Rights, and establishes the maximum number of shares available for grant under the 2014 SIP. The 2014 SIP gives the Committee the ability to design cash and stock-based incentive compensation programs to promote high performance and achievement of corporate goals by the Named Executive Officers, other members of the SMG, and other key employees throughout the Company.

In 2016, equity awards consisting of stock options and restricted stock were granted to the Named Executive Officers (other than Mr. Gerard, who retired as CEO in 2016 and received equity compensation awards equivalent to those received by non-employee Directors) under the 2014 SIP as long-term equity incentive compensation. Equity awards are granted in accordance with the Company’s long-term equity incentive programs. The Committee also awarded cash performance bonuses in 2016 under the 2014 SIP through the adoption of an EIP.

Options typically are awarded to vest 25% on each of the four anniversaries following the grant date and to expire six years after the date of grant. Restricted shares typically are granted with temporal restrictions that were set to lapse in 25% increments on each of the four anniversaries following the grant date. The Compensation Committee generally applies these vesting principles to its equity grants, including those awards granted in 2016 to our Named Executive Officers, although more rapid vesting of both options and restricted stock have been made from time to time for reasons such as an incentive to induce employment with the Company or as a reward for exemplary personal performance or commitment.

All stock options have an exercise price equal to the closing price of CBIZ stock on the date of grant. Annual awards of stock options to the SMG, and at times certain other corporate officials and practice group managers, are considered at the Compensation Committee’s regularly scheduled meeting in February, and then tabled until the Committee can consider all other performance grants to operating BULs and other high performers within the Company under its annual grant program. The Compensation Committee adopted this procedure to avoid inequities in option pricing that might occur if awards to these respective groups were not granted simultaneously. After recommendations for operating unit-level grants are solicited and vetted by management, they are presented along with the underlying reasons supporting them to the Committee for review and action. Recommendations for all annual equity incentive grants are considered by the Committee at a special meeting typically held between March and May of each year.

The Compensation Committee has never granted options with an exercise price that is less than the closing price of the Company’s common stock on the grant date, nor has it granted options which are priced on a date other than the grant date.

Vesting rights, restriction lapses, rights to exercise, terms related to the events of death, disability, retirement, or change in control rules related to equity grant expiration and termination, and all other terms and conditions related to option and restricted stock awards are set out in the terms of the 2014 SIP and the option and restricted stock agreements which executives must sign in order to preserve their equity grants. All recipients of equity grants must agree to certain restrictive covenants that prevent the executive, upon leaving CBIZ, from soliciting clients and employees of CBIZ or its subsidiaries for a period of two years.

Management’s recommendations to the Compensation Committee regarding equity grants to newly hired or promoted executives are presented to the Committee at the next regularly scheduled Committee meeting following the promotion or the completion of an agreement to hire the executive. On occasion, the Committee will award grants through written action without a meeting.

At the 2011 Annual Meeting, stockholders approved the ESPP, under which any employee may purchase CBIZ stock at a 15% discount, and may contribute up to $21,250 toward purchases of stock by payroll deduction or otherwise, in accordance with the terms of the ESPP. The Named Executive Officers and other members of the SMG are entitled to participate in the ESPP, along with and upon the same terms as all other qualified employees of CBIZ subsidiaries.

Outstanding Equity Awards at 2016 Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date*	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven L. Gerard	0	0	[1]	n/a	n/a	n/a	9,607	[2]	131,616	n/a	n/a
	45,000	135,000	[3]	n/a	9.35	05-15-2021	36,000	[4]	473,280	n/a	n/a
	90,000	90,000	[3]	n/a	8.36	05-14-2020	33,500	[4]	488,070	n/a	n/a
	135,000	45,000	[3]	n/a	6.52	05-09-2019	16,500	[4]	325,380	n/a	n/a
	180,000	0	[3]	n/a	5.87	05-22-2018	n/a		n/a	n/a	n/a
Jerome P. Grisko, Jr.	0	180,000	[3]	n/a	10.35	05-10-2022	48,000	[4]	657,600	n/a	n/a
	27,500	82,500	[3]	n/a	9.35	05-15-2021	27,000	[4]	369,900	n/a	n/a
	55,000	55,000	[3]	n/a	8.36	05-14-2020	25,000	[4]	342,500	n/a	n/a
	82,500	27,500	[3]	n/a	6.52	05-09-2019	12,500	[4]	171,250	n/a	n/a
	110,000	0	[3]	n/a	5.87	05-22-2018	n/a		n/a	n/a	n/a
	110,000	0	[3]	n/a	7.41	04-04-2017	n/a		n/a	n/a	n/a
Ware Grove	0	75,000	[3]	n/a	10.35	05-10-2022	30,000	[4]	411,000	n/a	n/a
	18,750	56,250	[3]	n/a	9.35	05-15-2021	22,500	[4]	308,250	n/a	n/a
	37,500	37,500	[3]	n/a	8.36	05-14-2020	15,000	[4]	205,500	n/a	n/a
	56,250	18,750	[3]	n/a	6.52	05-09-2019	7,500	[4]	102,750	n/a	n/a
	75,000	0	[3]	n/a	5.87	05-22-2018	n/a		n/a	n/a	n/a
Chris Spurio	0	75,000	[3]	n/a	10.35	05-10-2022	30,000	[4]	411,000	n/a	n/a
	18,750	56,250	[3]	n/a	9.35	05-15-2021	22,500	[4]	308,250	n/a	n/a
	0	32,500	[3]	n/a	8.36	05-14-2020	12,600	[4]	172,620	n/a	n/a
	0	15,000	[3]	n/a	6.52	05-09-2019	5,500	[4]	75,350	n/a	n/a
Michael Kouzelos	0	72,000	[3]	n/a	10.35	05-10-2022	25,000	[4]	342,500	n/a	n/a
	18,000	54,000	[3]	n/a	9.35	05-15-2021	18,750	[4]	256,875	n/a	n/a
	35,000	35,000	[3]	n/a	8.36	05-14-2020	12,000	[4]	164,400	n/a	n/a
	52,500	17,500	[3]	n/a	6.52	05-09-2019	6,000	[4]	82,200	n/a	n/a
	70,000	0	[3]	n/a	5.87	05-22-2018	n/a		n/a	n/a	n/a
Richard Mills	0	36,000	[3]	n/a	10.35	05-10-2022	12,000	[4]	164,400	n/a	n/a
	0	27,000	[3]	n/a	9.35	05-15-2021	9,000	[4]	123,300	n/a	n/a
	0	6,000	[3]	n/a	8.36	05-14-2020	3,000	[4]	41,100	n/a	n/a
	0	1,750	[3]	n/a	6.52	05-09-2019	750	[4]	10,275	n/a	n/a

*	Options expire six (6) years after the date of grant.

(1)	Chairman Gerard did not receive an option grant in 2016.

(2)

Chairman Gerard’s restricted share grant was equivalent to, and vested in the same manner, as the grant to non-employee directors in 2016. 50% of shares vest one year after grant, and 50% vest after two years.

(3)

Grant of non-qualified options under the SIPs. Option vesting is time-based in increments of 25% in each of the four anniversaries of the grant date. Options expire after six years; grant date is six years prior to expiration date.

(4)	Grant of restricted shares under the SIPs. Restrictions are time-based and lapse in increments of 25% in each of the four years following the grant date.

Option Exercises and Stock Vested in 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)
Steven L. Gerard	180,000	693,540	61,500	629,610
Jerome P. Grisko	—	—	46,500	476,050
Ware Grove	75,000	270,393	30,000	307,050
Chris Spurio	99,750	401,430	24,300	248,555
Michael Kouzelos	70,000	230,626	24,250	248,190
Richard Mills	16,250	45,211	6,500	66,480

(1)

This amount represents the total taxable compensation on the exercise of options or vesting of restricted shares, as applicable, prior to payment of taxes, commissions, transaction fees, and handling fees.

2016 Non-qualified Deferred Compensation

Name	Executive Contributions in Last FY1 ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE[2] ($)
Steven L. Gerard	—	—	201,600	3,627,571	—
Jerome P. Grisko, Jr.	340,214	—	106,295	—	2,129,422
Ware Grove	92,642	—	247,624	—	2,670,956
Chris Spurio	—	—	18,510	—	228,821
Michael Kouzelos	—	—	17,514	163,956	213,529
Richard Mills	18,256	—	58,145	—	778,908

(1)	Contributions are derived entirely from salary, bonus, and non-equity incentive plan compensation already reported for each individual in the Summary Compensation Table.

(2)

100% of these funds were amounts already otherwise reported in the Summary Compensation Table for 2016 and prior years, plus market earning on amounts contributed by the individuals listed. 0% of these funds are derived from registrant contributions.

The CBIZ Employee Non-qualified Deferred Compensation Plan allows participants to contribute up to 25% of their base compensation, and up to 100% of any commission and bonus compensation earned throughout the year, and to invest such compensation in one or more of 36 stock, bond and money market investment funds available during the year. The 2016 at-market rates of return of the investment choices available to participants ranged from 0.13% to 23.53%, depending on each participant’s fund selections. Contributions are deposited into a rabbi trust, a grantor trust that limits management’s ability to use deposits in the trust by isolating the funds from the Company’s working capital. Money in the trust is always subject to the claims of the Company’s general creditors. Contributors’ interests in the trust are not subject to assignment, alienation, pledge, or attachment. Withdrawals and payouts generally are only permitted upon retirement or expiration of a term of years established by the participant in advance of contributions. Following death and disability, distributions are made as soon as administratively possible. Hardship withdrawals are permitted only under restricted circumstances. In the event of termination of employment, all funds in a participant’s account are payable to the participant no earlier than six months following termination, except for funds in designated retirement accounts once an employee has completed ten years of employment service, which retirement account funds are payable over a period of up to ten years. All payouts and changes to distribution elections are subject to the provisions of Code Section 409A. There is no employer match in this program.

Potential Payments upon Termination or Change in Control

The table on p. 41 reflects the amount of compensation that would be payable to each of the Named Executive Officers in the event of termination of such executive’s employment. The amount of compensation payable to each Named Executive Officer upon voluntary termination, involuntary not “for cause” termination, termination following a change in control and in the event of disability or death of the executive is shown. The Company does not have an early retirement plan, and the Named Executive Officers do not have agreements calling for or permitting payments based upon an early retirement. The amounts shown assume termination was effective as of December 31, 2016, and are estimates of the amounts that would be paid to the executives upon their termination, as a result of their termination, or as a result of a change in control. The table does not include payments of already vested sums or rights that are due and owing to the employee by virtue of their service through the date of termination, assumed to be December 31, 2016. Moreover, the amounts that would actually be paid can only be determined at the time of such executive’s actual separation from the Company. Chairman Gerard’s employment terminated in March 2016 upon his retirement. No severance payments were or are payable to him as a result of his retirement.

Payments Made Upon Termination or Retirement

Regardless of the manner in which a Named Executive Officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. These payments are not caused or precipitated by termination or change in control, and are payable or due to any employee of the Company regardless of whether or not the employee was terminated or a change in control has occurred. Such amounts include:

•	non-equity incentive compensation earned during the fiscal year;

•	vested option or restricted share grants pursuant to the 2014 SIP or its predecessor plan; and

•	vested amounts under the CBIZ Employee Retirement Savings Plan and the Non-qualified Deferred Compensation Plan.

Payments Made Upon Death or Disability

In the event of the death or disability of a Named Executive Officer, in addition to the benefits listed under the headings “Payments Made Upon Termination or Retirement” above, the Named Executive Officer will receive benefits under the Company’s disability plan or payments under the Company’s group life insurance plan, as appropriate. Each CBIZ employee receives an automatic death benefit of up to one times their annual base salary, up to a maximum of $50,000, paid by a life insurance carrier. CBIZ pays the de minimis monthly premium per person for this group benefit policy. Supplemental life insurance policies are available to all CBIZ employees as well, at an additional cost borne by the employee. The applicable life insurance carriers, and not CBIZ, pay death benefits under these policies.

All CBIZ employees are eligible for short-term disability payments, which are limited to 60% of the employee’s base pay for a maximum period of 26 weeks, and are paid for by the Company. Thereafter, Named Executive Officers, if suffering from a permanent total disability and enrolled in the Company’s Long-Term Disability program, may receive up to 60% of the employee’s pay up to a maximum monthly benefit of $10,000, which is paid for by the Long-Term Disability plan insurance carrier. Actual coverage and maximum benefits are dependent solely on the nature of a particular disability, the employee’s age, and the position of an employee at the time disability occurs.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason		After Change in Control Termination w/o Cause or for Good Reason		Voluntary Termination	Death		Disability
Steven L. Gerard	Severance Pay	n/a		n/a		n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	n/a		n/a
	Disability Payments	n/a		n/a		n/a	n/a		n/a
	Option Acceleration	n/a		n/a		n/a	n/a		n/a
	Restricted Stock Acceleration	n/a		n/a		n/a	n/a		n/a
	2 Years Benefits Continuation	n/a		n/a		n/a	n/a		n/a

Jerome P. Grisko, Jr.	Severance Pay	2,492,898	[1]	3,739,347	[2]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		252,600	[4]
	Option Acceleration	1,453,025	[5]	1,453,025	[5]	n/a	n/a		n/a
	Restricted Stock Acceleration	1,541,250	[6]	1,541,250	[6]	n/a	n/a		n/a
	Automobile	82,405	[7]	82,405	[7]	n/a	n/a		n/a
	2 Years Benefits Continuation	38,375	[8]	38,375	[8]	n/a	n/a		n/a
	Club Membership	8,587	[9]	8,587	[9]	n/a	n/a		n/a

Ware Grove	Severance Pay	1,499,902	[10]	1,499,902	[10]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		188,550	[4]
	Option Acceleration	830,813	[11]	830,813	[11]	n/a	n/a		n/a
	Restricted Stock Acceleration	n/a		1,027,5001	[12]	n/a	n/a		n/a
	2 Year Benefits Continuation	24,744	[13]	24,744	[13]	n/a	n/a		n/a

Chris Spurio	Severance Pay	231,750	[14]	463,500	[15]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		199,050	[4]
	Option Acceleration	n/a		804,853	[16]	n/a	n/a		n/a
	Restricted Stock Acceleration	n/a		967,220	[12]	n/a	n/a		n/a

Michael Kouzelos	Severance Pay	221,500	[14]	443,000	[15]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		192,900	[4]
	Option Acceleration	n/a		788,650	[16]	n/a	n/a		n/a
	Restricted Stock Acceleration	n/a		845,975	[12]	n/a	n/a		n/a

Richard Mills	Severance Pay	254,520	[14]	509,040	[15]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		212,712	[4]
	Option Acceleration	n/a		282,655	[16]	n/a	n/a		n/a
	Restricted Stock Acceleration	n/a		339,075	[12]	n/a	n/a		n/a

(1)	Amount represents two times the sum of the then current year base salary plus the average of three prior year EIP and bonus payments, pursuant to CEO’s First Amended and Restated Employment Agreement.

(2)	Amount represents 3 times the sum of the then current year base salary plus the average of three prior year EIP and bonus payments, pursuant to CEO’s First Amended and Restated Employment Agreement.

(3)

Death benefits under life insurance policies are not paid by the Company. Any death benefit is paid by the applicable insurance carrier. Each Named Executive Officer is eligible to receive the $50,000 death benefit paid by a group life insurance carrier. Officers also are enrolled in a supplemental life insurance program, purchased through the Company from a group life carrier, for which they pay the premiums.

(4)

Benefits shown represent the first year of disability payments assuming total permanent disability. Benefits are payable under the CBIZ Short-Term Disability plan, which amount to 60% of the employee’s pay for a maximum period of 26 weeks, and the Company’s Long-Term Disability program (“LTD”), which amount to 60% of the employee’s pay up to a maximum monthly benefit of $10,000 for permanent total disability. After the first year following disability, payments are only under the LTD, with benefits amounting to a maximum of $120,000 per year, until maximum benefits are reached, for each Named Executive Officer. Actual coverage and maximum benefits are dependent solely on the nature of a particular disability. For those aged under 63, LTD benefits terminate at age 65.

(5)

Value is calculated as the number of in-the-money options at December 31, 2016 multiplied by the difference between the closing price on the last trading day of 2016 and the exercise price for each share. Payable pursuant to CEO’s September 1, 2016 employment agreement.

(6)

Value is calculated as the number of restricted shares held by executive at December 31, 2016 multiplied by the closing price on the last trading day of 2016. Payable pursuant to CEO’s September 1, 2016 employment agreement.

(7)

Kelley Blue Book value of current automobile provided to executive by the Company, the title of which must be transferred to President for any termination other than for cause, pursuant to his Amended Severance Protection Agreement.

(8)

Cost of maintaining benefits in which CEO was enrolled at the end of 2016 for period of two years. At the end of 2016, the CEO was entitled to be enrolled in a $2,000,000 life insurance program called for under the CEO’s September 1, 2016 employment agreement; however, such a policy was not in effect at that time.

(9)	CEO’s September 1, 2016 employment agreement calls for payment of membership fees in a club of his choice. Amount stated is the annual membership fees and dues.

(10)

Amount represents two times the sum of the then current year base salary plus the average of his EIP and bonus payments for the prior three years, payable over 24 months, pursuant to CFO’s employment agreement.

(11)

Value is calculated as the number of in-the-money options held by executive at December 31, 2016 multiplied by the difference between the closing price on the last trading day of 2016 and the exercise price for each share. Payable pursuant to CFO’s Amended Employment Agreement.

(12)

Value is calculated as the number of in-the-money options at December 31, 2016 multiplied by the difference between the closing price on the last trading day of 2016 and the exercise price for each share. Payable pursuant to Compensation Committee action taken May 22, 2012 to accelerate pending restricted share grants to employees in the event of a change in control.

(13)

Represents payment for a period of two years, as required by CFO’s employment agreement, of the cost of CFO’s 2016 year-end medical, dental, vision plans, as well as a small supplemental life policy, which benefits were available to all CBIZ employees.

(14)	Amount represents six months base pay for terminations other than for cause, pursuant to the CBIZ Executive Severance Policy.

(15)	Amount represents one year base pay for terminations related to change in control, pursuant to the CBIZ Executive Severance Policy.

(16)

Option awards are accelerated pursuant to the terms of the 2014 SIP. Value is calculated as the number of in-the-money options held by executive at December 31, 2016 multiplied by the difference between the closing price on the last trading day of 2016 and the exercise price for each share.

Director Compensation

For fiscal 2016, Non-Employee Director Compensation consisted of:

•	a $60,000 annual retainer paid either in cash or into the CBIZ Non-Employee Director Deferred Compensation Plan;

•

a $15,000 Audit Committee Chair fee, a $10,000 Compensation Committee Chair fee, a $7,500 Nominating and Governance Committee Chair fee to the chairpersons of each respective committee, a Lead Director fee of $20,000, and a Chairman of the Board fee of $75,000;

•	a meeting attendance fee of $1,500 for each board and committee meeting attended; and

•

an annual equity grant of approximately $100,000 worth of restricted shares (valued on grant date) to each Non-Employee Director, with restrictions lapsing on one-half of the shares on each of the first and second anniversaries of the date of grant. The annual equity grant is awarded at, or shortly after, the first regularly scheduled meeting of the Compensation Committee each year. The equity grant is awarded upon passage of a resolution of the Committee and the time-lapsing of restrictions is tied to the date of the actual grant.

Our Non-Employee Directors are permitted to participate in the CBIZ Non-Employee Director Deferred Compensation Plan. Directors may direct that their retainer and meeting attendance fees be deposited into the Plan. There is no matching payment into the Plan by the Company, and directors may select from the same investment choices available to participants in the CBIZ Employee Nonqualified Deferred Compensation Plan. During 2016, the rates of return for these investment choices ranged from 0.13% to 23.53%, depending on a participant’s fund selections.

Non-Employee Directors receive no compensation other than directors’ fees and the noted equity grant. Employee directors receive no director fee compensation.

Director* Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)[1]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[2]		All Other Compensation ($)[3]		Total ($)
Rick L. Burdick	—		100,009	—	—	98,000	[4]	1,165		199,174
Michael H. DeGroote	67,500	[5]	100,009	—	—	—		1,165		168,674
Joseph S. DiMartino	100,000	[6]	100,009	—	—	—		1,165		201,174
Gina D. France	70,500	[7]	100,009	—	—	—		1,165		171,674
Steven L. Gerard	70,500	[8]	100,009	—	—	—		19,915	[9]	190,424
Sherrill H. Hudson	93,375	[10]	100,009	—	—	—		1,165		194,549
Todd J. Slotkin	90,000	[11]	100,009	—	—	—		1,165		191,174
Donald V. Weir	99,000	[12]	100,009	—	—	—		1,165		200,174
Benaree Pratt Wiley	—		100,009	—	—	78,000	[13]	1,165		179,174

*	Director Steven L. Gerard acted as CEO until March 2016, at which time he retired and Director Jerome P. Grisko, Jr. was appointed CEO. Mr. Grisko’s compensation appears in the officer compensation disclosure tables, and he received no additional compensation or awards in connection with his role as a director. Therefore his compensation is not included in the Director Compensation Table, and appears in the Summary Compensation Table at p. 33. Mr. Gerard received compensation as CEO until his retirement in March 2016, which compensation appears in the Summary Compensation table as well. Following his retirement, he began receiving compensation related to his director position, plus a consulting fee, as set out in the 2016 Director Compensation Table.

(1)

Amount represents grant date fair value of 9,607 shares of restricted stock awarded to each non-employee director in 2016 as computed in accordance with FASB ASC Topic 718. This does not reflect taxable income to the individual until restrictions lapse.

(2)	No preferential payments are made by the Company to the participants of the Directors Deferred Compensation Plan.

(3)

Amount represents Executive Group Personal Excess Liability Insurance premium payments. An Excess Liability policy written for coverage of $10 million is provided to all members of the Board of Directors and the SMG. Other than premium payments for this coverage, no Other Compensation is provided to Directors.

(4)

Contributions consist of annual retainer fee, Lead Director fee, partial Nominating and Governance Committee Chairman fee, and fees for attending meetings of the Board. The plan recorded earnings on contributions. On December 31, 2016, the aggregate number of unvested restricted stock awards held by Mr. Burdick was 15,504 shares.

(5)	Annual retainer fee and fees for attending meetings of the Board. On December 31, 2016, the aggregate number of unvested restricted stock awards held by Mr. DeGroote was 15,504 shares.

(6)

Annual retainer fee, Compensation Committee Chairman fee, and fees for attending meetings of the Audit Committee, the Compensation Committee, the Nominating & Governance Committee, and of the Board. On December 31, 2016, the aggregate number of unvested restricted stock awards held by Mr. DiMartino was 15,504 shares.

(7)	Annual retainer fee and fees for attending meetings of the Board. On December 31, 2016, the aggregate number of unvested restricted stock awards held by Ms. France was 15,504 shares.

(8)

Annual retainer fee, partial Chairman of the Board fee, and fees for attending meetings of the Board following his retirement as CEO. Also includes three quarters of the Chairman’s annual consulting fee of $25,000. On December 31, 2016, the aggregate number of unvested restricted stock awards held by Mr. Gerard was 95,107 shares.

(9)	Amount represents Executive Group Personal Excess Liability Insurance premium payments, plus three quarterly payments under Mr. Gerard’s consulting agreement disclosed by Form 8-K on March 9, 2016.

(10)

Annual retainer fee and fees for attending meetings of the Audit Committee and of the Board, and partial Nominating and Governance Committee Chairman fee. On December 31, 2016, the aggregate number of unvested restricted stock awards held by Mr. Hudson was 15,504 shares.

(11)

Annual retainer fee and fees for attending meetings of the Audit Committee, Compensation Committee, the Nominating & Governance Committee, and of the Board. On December 31, 2016, the aggregate number of unvested restricted stock awards held by Mr. Slotkin was 15,504 shares.

(12)

Annual retainer fee, Audit Committee Chairman fee, and fees for attending meetings of the Audit Committee, the Nominating & Governance Committee, and of the Board. On December 31, 2016, the aggregate number of unvested restricted stock awards held by Mr. Weir was 15,504 shares.

(13)

Contributions consist of annual retainer fee, and fees for attending meetings of the Compensation Committee, the Nominating & Governance Committee, and the Board. The plan recorded earnings on contributions. On December 31, 2016, the aggregate number of unvested restricted stock awards held by Ms. Wiley was 15,504 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of certain agreements and transactions between or among CBIZ and certain related parties. It is CBIZ’s policy to enter into transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on CBIZ’s experience and the terms of its transactions with unaffiliated parties, it is the Audit Committee of the Board of Directors’ and management’s belief that the transactions described below met, at the time of the transactions, and currently meet, these standards. Management reviews these transactions as they occur and monitors them for compliance with the Company’s Code of Conduct, internal procedures and applicable legal requirements. The Audit Committee reviews and ratifies such transactions annually, or as they are more frequently brought to the attention of the Committee by the Company’s Directors of Internal Audit, General Counsel or other members of management.

A number of the businesses acquired by the Company are located in properties owned indirectly by and leased from persons employed by the Company, none of whom are members of the Company’s SMG. In the aggregate, we paid approximately $3.2 million, $2.7 million and $2.2 million during the years ended December 31, 2016, 2015 and 2014, respectively, under such leases.

Rick L. Burdick, CBIZ’s Lead Director, is a partner of Akin Gump. Akin Gump performed legal work for CBIZ for which the firm received approximately $0.1 million, $0.2 million and $0.6 million from CBIZ during 2016, 2015 and 2014, respectively.

Michael H. DeGroote, a director of CBIZ, is an officer or director of various privately held companies that obtain several types of insurance coverage through CBIZ. The commissions paid to CBIZ for the years ended December 31, 2016, 2015 and 2014 were approximately $0.1 million, $0.1 million, and $0.1 million, respectively.

CBIZ maintains joint-referral relationships and administrative service agreements with independent licensed CPA firms under which CBIZ provides administrative services in exchange for a fee. These firms are owned by licensed CPAs who are employed by CBIZ subsidiaries, and provide audit and attestation services to clients including CBIZ’s clients. The CPA firms with which CBIZ maintains administrative service agreements operate as limited liability companies, limited liability partnerships or professional corporations. The firms are separate legal entities with separate governing bodies and officers. CBIZ has no ownership interest in any of these CPA firms, and neither the existence of the administrative service agreements nor the providing of services thereunder is intended to constitute control of the CPA firms by CBIZ. CBIZ and the CPA firms maintain their own respective liability and risk of loss in connection with performance of each of its respective services, and CBIZ does not believe that its arrangements with these CPA firms result in additional risk of loss.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires CBIZ’s officers and directors, and persons who own more than 10% of a registered class of CBIZ’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish CBIZ with copies of all Section 16(a) reports they file.

Based on our review of copies of Section 16(a) reports received by the Company, or written representations from reporting persons that no other reports were required for such persons, CBIZ believes that during the 2016 fiscal year, its officers, directors and 10% stockholders complied with all Section 16(a) filing requirements in a timely fashion, with the following exception: due to the failure of the broker to promptly report trade information to the Corporate Secretary on behalf of Director Rick L. Burdick, the Form 4 filed for him on December 23, 2016 was filed fifteen days late with respect to a gift to a charitable trust account which took place on December 6, 2016, and nine days late with respect to a gift to a charitable trust account which took place on December 12, 2016.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about our equity compensation plans as of December 31, 2016. All outstanding awards relate to our common stock.

	A		B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options (shares)		Weighted average exercise price of outstanding options ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)

Equity compensation plans approved by stockholders	4,375,709	[1]	$8.02	8,693,227	[2]

Equity compensation plans not approved by stockholders	—		—	—

Total	4,375,709		$8.02	8,693,227

(1)	Stock option awards under the 2002 SIP and the 2014 SIP.

(2)

Includes reduction for currently issued restricted stock. Also includes 1,358,994 shares of our common stock remaining available for purchase under the ESPP during the purchase period that included December 31, 2016. After the stockholder approval of the 2014 SIP, no further new grants may be made under the 2002 SIP.

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the Proxy Statement distributed to the Stockholders prior to the 2018 Annual Meeting of Stockholders, a stockholder proposal pursuant to SEC Rule 14a-8 under the Exchange Act must be received by CBIZ not later than December 8, 2017. It is suggested that proponents submit their proposals by certified mail, return receipt requested, to the Corporate Secretary at the address provided below. Detailed information for submitting resolutions will be provided upon written request to CBIZ’s Corporate Secretary at CBIZ, Inc., 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131, Attention: Corporate Secretary. With respect to any stockholder proposal not submitted pursuant to SEC Rule 14a-8 under the Exchange Act in connection with the 2018 Annual Meeting of Stockholders, the proxy for such meeting will confer discretionary authority to vote on such proposal unless CBIZ is notified of such proposal no later than February 21, 2018, and the proponent complies with the other requirements set forth in SEC Rule 14a-4(c) under the Exchange Act. No stockholder proposals were received for inclusion in this proxy statement.

EXPENSES OF SOLICITATION

CBIZ is soliciting proxies and bears the expense of preparing and mailing the materials in connection with the solicitation of proxies, as well as the cost of solicitation. Computershare Investor Services’ (“Computershare”) subsidiary, Georgeson Shareholder Communications, Inc. (“Georgeson”) has been retained by CBIZ to assist in the solicitation of proxies. Computershare, which has a contract to act as the transfer agent for CBIZ, will not be paid any additional fees for these services. Georgeson will be reimbursed for its broker search and mailing expenses. Computershare will receive reimbursement of out-of-pocket expenses it incurs in connection with its efforts. In addition, CBIZ will reimburse brokers, nominees, banks and other stockholders of record for their expenses incurred in forwarding proxy materials to beneficial owners. CBIZ expects that the solicitation of proxies will be primarily by mail, but directors, officers and employees of CBIZ may solicit proxies by personal interview, telephone or telecopy. These persons will receive no additional compensation for such services.

CBIZ’s Annual Report on Form 10-K for the year ended December 31, 2016, including financial statements and a Letter to Stockholders is being mailed to all stockholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy solicitation material. CBIZ will mail additional copies of its Annual Report on Form 10-K for the year ended December 31, 2016, to each stockholder or beneficial owner of shares of common stock without charge upon such person’s written request to the Investor Relations Department at CBIZ’s Executive Offices at 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.

HOUSEHOLDING

Unless you advised otherwise, if you hold your shares in street name and you and other residents at your mailing address share the same last name and own shares of our common stock in an account at the same brokerage firm, bank, or other nominee, we delivered a single Notice or set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on printing and postage costs, and helps the environment. Stockholders who participate in householding will continue to receive separate voting instruction forms. We will deliver promptly, upon written or oral request, a separate copy of the Notice or set of proxy materials to a stockholder at a shared address to which a single copy of the materials was delivered. A stockholder who wishes to receive a separate copy of the Notice or proxy materials for the Annual Meeting should submit this request by contacting CBIZ’s Corporate Secretary at 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131, phone (216) 447-9000. If you would like to opt out of householding, please contact your broker, bank, or other nominee. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and who wish to receive a single copy of these materials in the future will need to contact their broker, bank, or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

OTHER MATTERS

Management does not intend to present any other items of business and knows of no other matters that will be brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.

The accompanying form of proxy has been prepared at the direction of the Board of Directors and is sent to you at the request of the Board of Directors. The Board of Directors has designated the proxies named therein.

By Order of the Board of Directors,

Michael W. Gleespen, Corporate Secretary

Cleveland, Ohio

April 6, 2017

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 11, 2017.
Vote by Internet • Go to www.envisionreports.com/cbiz • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Joseph S. DiMartino	☐	☐	☐	02 - Sherrill W. Hudson	☐	☐	☐	03 - Donald V. Weir	☐	☐	☐

B	Proposals

The Board of Directors recommends a vote FOR Proposal 2.					The Board of Directors recommends a vote FOR Proposal 3.
		For	Against	Abstain		For	Against	Abstain

2. Ratification of KPMG, LLP as CBIZ’s independent registered public accounting firm.		☐	☐	☐	3. Say on Pay—An advisory vote on the approval of executive compensation.	☐	☐	☐
The Board of Directors recommends a vote for 1 YEAR on Proposal 4.					The Board of Directors recommends a vote FOR Proposal 5.
	1 Year	2 Years	3 Years	Abstain

4. Say on Pay Frequency - An advisory vote on the frequency of an advisory vote on executive compensation.	☐	☐	☐	☐	5. Upon such other business as may properly come before said meeting, or any adjournment thereof.	☐	☐	☐

C

Change of Address — Please print new address below.

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign EXACTLY as name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

02ITPC

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CBIZ, Inc. - Common and Retirement Savings Plan

2017 Annual Meeting

Park Center Plaza III

6050 Oak Tree Boulevard South, Lower Level

Cleveland, Ohio 44131

Proxy Solicited by Board of Directors for Annual Meeting — May 11, 2017

Rick L. Burdick and Todd J. Slotkin, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of CBIZ, Inc. to be held on May 11, 2017, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election as directors of Joseph S. DiMartino, Sherrill W. Hudson, and Donald V. Weir, FOR ratification of KPMG LLP as CBIZ’s independent registered public accounting firm, FOR the executive compensation practices of the Company as disclosed in this proxy statement, and FOR an annual advisory vote on the compensation of the Company’s named executive officers.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)